Exhibit 10.2

[Where indicated by “[***],” the confidential material contained herein has been omitted and has been separately filed with the Commission.]

LIMITED LIABILITY COMPANY OPERATING AGREEMENT
OF
18A HOTEL LLC
TABLE OF CONTENTS
Page

ARTICLE I CERTAIN DEFINITIONS	2

ARTICLE II CONTINUATION OF EXISTENCE AND PURPOSE	16
2.01.    Superseding the Letter Agreements and the JV Term Sheet    16
2.02.    Formation of the Company    16
2.03.    Name of Company    16
2.04.    Principal Place of Business    16
2.05.    Purpose    17
2.06.    Exclusive Activities of Company    17
2.07.    No Payment of Individual Obligations    17
2.08.    Title to Assets    17
2.09.    Term    17
2.10.    Representations and Warranties    17
2.11.    Respecting Hotel Owner and 18A Hotel Lender    17

ARTICLE III DEVELOPMENT OF THE PROJECT; HOTEL AGREEMENTS	18
3.01.    Project Design and Engineering    18
3.02.    Construction Contract    18
3.03.    Development Agreement    18
3.04.    Approved Project Budget    19
3.05.    Pre-Opening Services Agreement    19
3.06.    Hotel License Agreement    19
3.07.    Hotel Management Agreement    19
3.08.    Loan    19

ARTICLE IV CAPITALIZATION OF THE COMPANY	20
4.01.    Initial Capital Contributions    20
4.02.    Additional Capital Contributions – Total Project Costs    20
4.03.    Additional Capital Contributions -- Other than Total Project Costs    20
4.04.    Failure to Make Additional Capital Contributions    21
4.05.    No Other Required Capital Contributions    22
4.06.    Capital Accounts    22
4.07.    Negative Capital Accounts    22
4.08.    Return of Capital; No Interest on Amounts in Capital Account    22
4.09.    LPLP Guaranty    23

ARTICLE V ALLOCATIONS	23
5.01.    Allocation of Profits and Losses    23
5.02.    Regulatory Allocations    23
5.03.    Allocation in the Event of Transfer    25

ARTICLE VI DISTRIBUTIONS	25
6.01.    Distribution of Proceeds    25
6.02.    Distributions in Kind    25

ARTICLE VII MANAGEMENT	26
7.01.    Management and Control of the Business and Affairs of the Company    26
7.02.    Delegation; Standards; Indemnification    26
7.03.    Matters Requiring Unanimous Approval of the Members    28
7.04.    Special Meetings; Action by Written Consent    31
7.05.    Third Parties    31
7.06.    Other Activities of Members    31
7.07.    Withholding of Tax on Certain Company Distributions    31
7.08.    REIT Provisions    32
7.09.    Right to Disclose Information    32
7.10.    Loan Provisions    32
7.11.    Operation and Management of the Hotel    33
7.12.    Management Dispute    33
7.13.    Removal of the Managing Member    33

ARTICLE VIII PUT/CALL	35
8.01.    Invoking the Put/Call Provisions    35
8.02.    Put Sale Option    36
8.03.    Purchase Price    36
8.04.    Appraisal Process    37
8.05.    Closing    38
8.06.    Assumption of Company’s Obligations    39
8.07.    Payment of Debts    39

ARTICLE IX COMPENSATION OF PARTNERS; PAYMENT OF COMPANY EXPENSES	39
9.01.    Company Expenses    39
9.02.    No Other Compensation    40

ARTICLE X COMPANY BOOKS, RECORDS AND STATEMENTS	40
10.01.    Books and Records    40
10.02.    Method of Accounting    40
10.03.    Financial Statements    40
10.04.    Bank Accounts    42
10.05.    Tax Matters    42
10.06.    Certain Elections    44
10.07.    Certain Tax Accounting Matters    44
10.08.    Reserves    44
10.09.    Annual Plan    44

ARTICLE XI TRANSFER OF MEMBERSHIP INTERESTS	45
11.01.    Transfer    45
11.02.    Transfers of Membership Interests to Affiliates    45
11.03.    Transfers of Membership Interests to Third Party    46
11.04.    Intentionally Omitted    48
11.05.    Withdrawal of a Member    48
11.06.    Admission of Transferee as a Member    48
11.07.    Admission of Additional Members    49

ARTICLE XII DISSOLUTION AND LIQUIDATION	49
12.01.    No Dissolution, etc    49
12.02.    Events Causing Dissolution    49
12.03.    Rights to Continue Business of Company    49
12.04.    Dissolution    49
12.05.    Liquidation    49
12.06.    Reasonable Time for Winding Up    50
12.07.    Termination of Company    50

ARTICLE XIII MISCELLANEOUS PROVISIONS	50
13.01.    Additional Actions and Documents    50
13.02.    Notices    50
13.03.    Survival and Reliance    53
13.04.    Waivers    53
13.05.    Exercise of Rights    53
13.06.    Binding Effect    53
13.07.    Limitation on Benefits of this Agreement    53
13.08.    Amendment Procedure    53
13.09.    Entire Agreement    53
13.10.    Gender    53
13.11.    Captions    54
13.12.    Governing Law    54
13.13.    Execution in Counterparts    54
13.14.    Telefax Signatures    54
13.15.    Insurance    54
13.16.    Attorneys’ Fees    54
13.17.    Confidentiality    54
13.18.    Severability    55
13.19.    Member Estoppel Certificates    55
13.20.    Calculation of Time    55
13.21.    Time of the Essence    55
13.22.    Exhibits    56
13.23.    Payment of Costs    56
13.24.    Non-Disparagement    56
13.25.    Waiver of Conflict    56

LIMITED LIABILITY COMPANY OPERATING AGREEMENT
OF
18A HOTEL LLC
This LIMITED LIABILITY COMPANY OPERATING AGREEMENT (this “Agreement”) is made and entered into as of the 30th day of June, 2014 (the “Effective Date”), by and between COMCAST CORPORATION a Pennsylvania corporation (“Comcast”) and LIBERTY PROPERTY DEVELOPMENT COMPANY IV-S, LLC, a Delaware limited liability company (“Liberty” and sometimes “Managing Member”).
RECITALS
WHEREAS, 18A Hotel LLC (the “Company”) was formed as a Delaware limited liability company pursuant to the terms of the Delaware Limited Liability Company Act, as amended (the “Act”), by the filing of the certificate of formation of the Company with the Secretary of State of the State of Delaware on June 18, 2014.
WHEREAS, the Company is the sole member of Liberty Property 18th & Arch Hotel, LLC, a Delaware limited liability company (the “Hotel Owner”).
WHEREAS, the Company is the sole member of 18A Hotel Lender LLC, a Delaware limited liability company (“18A Hotel Lender”), whose sole purpose is to provide financing to Hotel Owner.
WHEREAS, prior to the execution of this Agreement, Liberty Property 18th & Arch, LP, a Delaware limited partnership (“Office Owner”) acquired fee simple title to that certain parcel of land known as 1800 Arch Street, Philadelphia, Pennsylvania (the “Land”).
WHEREAS, Comcast and Liberty Property Trust, a Maryland real estate investment trust (“LPT”) previously entered into that certain Letter Agreement dated July 18, 2011 (the “Original Letter Agreement”) which outlined the understandings between Comcast and LPT concerning the acquisition of the Land and related matters.
WHEREAS, Comcast and LPT have agreed to cause the Hotel Owner and the Office Owner to jointly develop, construct and own a mixed-use development (the “Project”) on the Land in accordance with the Approved Plans and Specifications, which Project is intended to be a trophy-class mixed-use development with an approximate total project costs (exclusive of tenant improvements) of $933 million, consisting of one or more buildings that will contain approximately 1,333,580 rentable square feet of office space, a full-service 5-star luxury hotel with approximately 222 rooms, approximately 4,052 square feet of ancillary retail space, indoor and outdoor public space with an area of approximately 20,000 square feet, an underground pedestrian concourse connecting from the east curb-line of the Land to the existing concourse, and an underground parking area approximately fifty-five (55) automobile parking spaces (consisting of standard sized parking spaces, compact car spaces and charging stations) and six (6) oversized van parking spaces and in furtherance of such agreement, the Company shall cause the Hotel Owner to develop the Hotel (as defined below).
WHEREAS, pursuant to a Supplemental Letter Agreement between Comcast and LPT dated May 30, 2013 (the “Supplemental Letter Agreement” and together with the Original Letter Agreement, the “Letter Agreements”), the parties updated, amended and supplemented the terms of the Original Letter Agreement, and provided for, among other things, the sharing of certain pre-development costs related to the Project on a 50-50 basis.
WHEREAS, pursuant to a Joint Venture Term Sheet dated January 15, 2014 between Comcast and LPT (the “JV Term Sheet”), the parties agreed to a non-binding outline of the principal terms for the formation of one or more joint ventures to develop, construct and own certain real estate developments in Philadelphia, Pennsylvania, including the Project.
WHEREAS, in order to facilitate the development and operation of the Project, the Office Owner submitted the Land to the provisions of the Pennsylvania Uniform Condominium Act, 68 Pa. C.S. §3101 et seq by recording a Declaration of Condominium executed by the Office Owner and recorded with the Department of Records for Philadelphia, PA (the “Declaration”), and creating a condominium known as “1800 Arch Street Condominium” (the “Condominium”). The Condominium contains the following units: Office Unit, which consists of the proposed office, retail space and the parking area together with an approximately 83.95% percentage interest in the common elements (the “Office Unit”), Hotel Unit, which consists of the hotel together with an approximately 16.04% percentage interest in the common elements (the “Property”), and Public Unit, which consists of the underground pedestrian concourse and certain infrastructure, utility and related improvements, together with a 0.01% percentage interest in the common elements (the “Public Unit”).
WHEREAS, immediately prior to entering into this Agreement, the Office Owner conveyed, or promptly following the execution of this Agreement the Office Owner will convey the Property to the Hotel Owner.
WHEREAS, immediately prior to entering into this Agreement, Office Owner conveyed, or promptly following the execution of this Agreement the Office Owner will convey the Public Unit to PIDC/Development Management Corporation, a Pennsylvania non-profit corporation.
WHEREAS, Comcast and Liberty desire to set forth their agreement as to the manner in which the Company, Hotel Owner, 18A Hotel Lender and the Property shall be governed and operated.
NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree that this Agreement shall hereafter govern the relationship between Comcast and Liberty with respect to the Company, Hotel Owner, 18A Hotel Lender, and the Property.
ARTICLE I
CERTAIN DEFINITIONS
Unless the context otherwise specifies or requires, the terms defined in this ARTICLE I shall, for the purposes of this Agreement, have the meanings herein specified. Unless otherwise specified, all references herein to Articles or Sections are to Articles or Sections of this Agreement.
“18A Hotel Lender” shall have the meaning set forth in the Recitals.
“18A Hotel Loan” shall mean that certain loan made, or to be made, by 18A Hotel Lender to Hotel Owner.
“Act” shall have the meaning given thereto in the Recitals.
“Additional Capital Contribution” shall have the meaning set forth in Section 4.03.
“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance in such Member’s Capital Account as of the end of the relevant Fiscal Year or period, after (a) crediting to such Capital Account any amounts which such Member is deemed to be obligated to restore to the Company pursuant to the next-to-last sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), and (b) debiting to such Capital Account the items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6). The foregoing definition is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.
“Affiliate” means, when used with reference to a specific Person, any Person directly or indirectly controlling, controlled by, or under common control with the Person in question. As used in this definition, the terms “controlling”, “controlled” and “control” mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise. For the avoidance of doubt, neither the Company nor any of the Affiliated Companies shall be deemed to be an “Affiliate” of any Member.
“Affiliated Companies” shall mean the Office Owner; Liberty Property 18th & Arch Street GP, LLC, a Delaware limited liability company; Liberty Property 18th & Arch Street Limited, LLC, a Delaware limited liability company; 18A LLC, a Delaware limited liability company; 18A Lender LLC, a Delaware limited liability company; 18A Hotel Lender; and Hotel Owner.
“Agreement” means this Limited Liability Company Operating Agreement, as amended from time to time.
“Annual Plan” shall have the meaning set forth in the Hotel Management Agreement.
“Appraisal Deadline” shall have the meaning set forth in Section 8.04(a).
“Appraisal Initiation Date” shall mean:
(a)    with respect to an Appraisal Process being initiated pursuant to Section 8.01(a), the date upon which the Put Notice is deemed to be delivered pursuant to Section 13.02 (as such date may be extended pursuant to Section 8.01(c));
(b)    with respect to an Appraisal Process being initiated pursuant to Section 8.01(a), the date upon which the Call Notice is deemed to be delivered pursuant to Section 13.02 (as such date may be extended pursuant to Section 8.01(c));
(c)    with respect to an Appraisal Process being initiated pursuant to Section 11.03, the date upon which the Offer is deemed to be delivered pursuant to Section 13.02.
“Appraisal Process” shall have the meaning set forth in Section 8.04.
“Approved Plans and Specifications” means the Design Development Plans and Project Narratives, as they may hereafter be developed into final plans and specifications as permitted in this Agreement and as they may be amended as permitted in this Agreement.
“Approved Project Budget” means the budget attached hereto as Schedule 3.04 as such may be amended as permitted by this Agreement.
“Architect” shall have the meaning set forth in Section 3.01.
“Bankrupt” and “Bankruptcy” shall mean, and a Member shall be deemed “Bankrupt” upon, (i) the entry of a final and appealable decree or order for relief of such Member by a court of competent jurisdiction in any involuntary case involving such Member under any bankruptcy, insolvency, or other similar law now or hereafter in effect and the expiration of the applicable appeals period without any appeal being filed; (ii) the appointment of a receiver, liquidator, assignee for the benefit of creditors, custodian, trustee, sequestrator, or other similar agent for such Member or for any substantial part of such Member’s assets or property; (iii) the entry of a final non-appealable order for the winding up or liquidation of such Member’s affairs by a court of competent jurisdiction in any involuntary case involving such Member under any bankruptcy, insolvency, or other similar law now or hereafter in effect; (iv) the filing with respect to such Member of a petition in any such involuntary bankruptcy case which petition remains undismissed for a period of 90 days; (v) the commencement by such Member of a voluntary case under any bankruptcy, insolvency, or other similar law now or hereafter in effect; (vi) the consent by such Member to the entry of an order for relief in an involuntary case under any such law or to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator, or other similar agent for such Member or for any substantial part of such Member’s assets or property; or (vii) the making by such Member of any general assignment for the benefit of creditors.
[***]
“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such in the Commonwealth of Pennsylvania shall not be regarded as a Business Day.
“Call for Capital” shall have the meaning set forth in Section 4.03.
“Call for Development Capital” shall have the meaning set forth in Section 4.02.
“Call Notice” shall have the meaning set forth in Section 8.01(b).
“Call Right” shall have the meaning set forth in Section 8.01(b).
“Capital Account” means the Capital Account maintained for each Member pursuant to Section 4.06.
“Capital Contributions” means, with respect to any Member, the total amount of contributions made by or credited to such Member.
“Cash Flow Statement” shall have the meaning set forth in Section 10.03(c)(i).
“Code” means the Internal Revenue Code of 1986, as amended from time to time (or any corresponding provisions of succeeding law). References to Sections of the Code are to those in effect on the date of this Agreement and shall include any corresponding future provision of the Code.
“Comcast” shall have the meaning set forth in the Preamble to this Agreement.
“Comcast COC” means [***].
“Comcast Lease” shall mean that certain Lease between Comcast Corporation, as tenant, and Office Owner, as landlord, for premises in the Office Unit.
“Comcast Merger Successor” shall have the meaning set forth in Section 11.02.
“Comcast Tenancy Requirement” shall mean (a) Comcast (together with any Affiliate of Comcast) leases at least [***] rentable square feet in the Office Unit and (b) no other tenant (together with Affiliates of such tenant) leases any portion of the Office Unit greater than that leased by Comcast (together with any Affiliate of Comcast).
“Company” shall have the meaning set forth in the Recitals.
“Competitor” shall mean:
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(b)     with respect to Liberty, any of the following: a publicly held or privately held real estate investment trust; a private equity fund whose principal investments are directly or indirectly in income-producing real estate; any individual or organization that directly or through its Affiliates has as its primary business the ownership, development or operation of income-producing real estate assets; and any Affiliate of any of the foregoing.
“Condominium” shall have the meaning set forth in the Recitals.
“Construction Contract” shall have the meaning set forth in Section 3.02.
“Contributing Member” shall have the meaning set forth in Section 4.04.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.
“Credit Support Agreement” shall mean any guarantee, indemnity agreement or other credit support instrument, executed or delivered by a Member or any Affiliate of a Member in connection with or relating to any Financing, including any guaranty of all or any portion of the Financing or any so-called non-recourse carve-out guarantee and/or environmental indemnity agreement, and all amendments, modifications, extensions, renewals or supplements thereto.
“Declaration” shall have the meaning set forth in the Recitals.
“Deferral Right” shall have the meaning set forth in Section 8.01(c).
“Depreciation” means, for each Fiscal Year or other period, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such Year or period, except that if the Gross Asset Value of an asset differs from its adjusted basis for Federal income tax purposes at the beginning of such Year or period, then Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the Federal income tax depreciation, amortization, or other cost recovery deduction for such Year or period bears to such beginning adjusted tax basis; provided, however, that if the adjusted tax basis for Federal income tax purposes of an asset at the beginning of such Year or period is zero, then Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Managing Member.
“Design Contract” shall have the meaning set forth in Section 3.01.
“Design Development Plans and Project Narratives” shall have the meaning set forth in Section 3.01.
“Developer” shall have the meaning set forth in Section 3.03.
“Development Agreement” shall have the meaning set forth in Section 3.03.
“Development Contribution” shall have the meaning set forth in Section 4.02.
“Development Termination Event” shall mean a termination of the Development Agreement pursuant to Section 10.1(c) thereof.
“Drag Along Right” shall have the meaning set forth in Section 11.03(c).
“Effective Date” shall have the meaning set forth in the Preamble to this Agreement.
“Engineering Contract” shall have the meaning set forth in Section 3.01.
“Estimated Closing Costs” means one percent (1%) of the Fair Market Value of the Property, which the Members agree is a fair and reasonable allocation of the transfer taxes, brokerage commission, allocations and other costs typically associated with the closing of a real estate transaction.
“Extraordinary Cash Flow” means the cash proceeds realized by the Company, Hotel Owner and 18A Hotel Lender as a result of a Liquidating Sale (and/or payments made under any interest rate swap, cap or hedging arrangements and other interest rate breakage costs), decreased by the sum of the following: (i) all principal, interest, prepayment premiums and other sums paid to a lender (or to a third party in connection with such swap, cap or hedging arrangements) in connection with the repayment and discharge of any debt of the Company or the Hotel Owner (without duplication), and (ii) any expenses, costs or liabilities incurred by the Company or the Hotel Owner (without duplication) in effecting or consummating such Liquidating Sale (including, without limitation, attorneys’ fees, court costs, brokerage fees, commissions, realty transfer taxes and other taxes), all of which expenses, costs and liabilities shall be paid from the gross amount of such cash proceeds to the extent thereof.
“Fair Market Value” shall have the meaning set forth in Section 8.04(a).
“Filing Member” shall have the meaning set forth in Section 10.05(c).
“Final Appraisal Date” shall have the meaning set forth in Section 8.04(a).
“Financing” means any indebtedness (including any mortgage loan and the 18A Hotel Loan), financing or refinancing by debt, bonds, sale and leaseback or other form of financing relating to any Company asset, the Property, or any debt or other similar monetary obligation of the Company or any Subsidiary (but excluding trade payables incurred in the ordinary course of business).
“Financing Document” shall mean any loan agreement, security agreement, mortgage, deed of trust, indenture, bond, note, debenture, guaranty, indemnity agreement or other instrument or agreement relating to or delivered in connection with any Financing (including the 18A Hotel Loan).
“Fiscal Year” means the calendar year.
“Four Seasons” means Four Seasons Hotels Limited, a corporation incorporated under the laws of the Province of Ontario, Canada, its successors and assigns.
“General Contractor” shall have the meaning set forth in Section 3.02.
“Gross Asset Value” means, with respect to any asset, such asset’s adjusted basis for Federal income tax purposes, with the following modifications:
(a)    The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset, as determined by the Contributing Member and the Managing Member.
(b)    The Gross Asset Values of all Company assets shall be adjusted (without, however, changing the Percentage Interests of the Members) to equal their respective gross fair market values, as reasonably determined by unanimous agreement of the Members as of the following times: (i) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution; (ii) the distribution by the Company to a Member of more than a de minimis amount of property as consideration for an interest in the Company; (iii) the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g) and (iv) in connection with the grant of an interest in the Company (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Company by an existing Member acting in a member capacity, or by a new Member acting in a member capacity or in anticipation of being a member, and (v) in connection with the issuance by the Company of a noncompensatory option (other than an option for a de minimis partnership interest); provided, however that adjustments pursuant to clauses (i) and (ii) above shall be made only if the Managing Member reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company.
(c)    The Gross Asset Value of any Company asset distributed to any Member shall be adjusted to equal the gross fair market value of such asset on the date of distribution as determined in accordance with Section 6.02.
(d)    The Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m), for purposes of paragraph (f) of the definition of Profits and Losses and for purposes of ARTICLE V hereof; provided, however, that Gross Asset Values shall not be adjusted pursuant to this subparagraph (d) to the extent the Managing Member reasonably determines that an adjustment pursuant to subparagraph (b) above in this definition is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (d).
(e)    If the Gross Asset Value of an asset has been determined or adjusted pursuant to this Section, then such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.
(f)    This definition of Gross Asset Value is intended to comply with the Internal Revenue Code, with particular adherence to the provisions of Code Section 704(b) and the Regulations thereunder.
“Guaranteed Maximum Development Price” shall have the meaning set forth in the Development Agreement.
“Hotel” means the Property and the World Class Luxury Hotel to be constructed in the Property as provided for in the Pre-Opening Services Agreement, which shall include approximately 222, but not fewer than 210, guest rooms and suites, together with restaurants, bars, appropriately sized meeting and banquet facilities and other public rooms, an indoor pool, a fitness club and related back of house service and administration areas and all other facilities as are necessary or desirable for the operation of a World Class Luxury Hotel in accordance with the Hotel Agreements.
“Hotel Agreements” shall mean collectively the Hotel License Agreement, the Hotel Management Agreement, and the Pre-Opening Services Agreement.
“Hotel License Agreement” shall have the meaning set forth in Section 3.06.
“Hotel Management Agreement” shall have the meaning set forth in Section 3.07.
“Hotel Owner” shall have the meaning set forth in the Recitals.
“Indemnified Party” and “Indemnified Parties” shall have the meanings set forth in Section 7.02(e).
“JV Term Sheet” shall have the meaning set forth in the Recitals.
“Land” shall have the meaning set forth in the Recitals.
“Letter Agreements” shall have the meaning set forth in the Recitals.
“Liberty” shall have the meaning set forth in the Preamble to this Agreement.
“Liberty COC” means [***].
“Liberty Merger Successor” shall have the meaning set forth in Section 11.02(ii).
“Liquidating Sale” means the sale, directly or indirectly, of substantially all of the Property, either in one transaction or in a series of related transactions.
“Liquidation” means (a) when used with reference to the Company, the earlier of (i) the date upon which the Company is terminated under Code Section 708(b)(1)(A), (ii) the date upon which the Company ceases to be a going concern, or (iii) the date upon which the Company dissolves in accordance with ARTICLE XII, and (b) when used with reference to a Member, the earlier of (i) the date upon which there is a liquidation of such Member, or (ii) the date upon which there is a liquidation of such Member’s Membership Interest for purposes of Code Section 761(d).
“LPLP” means Liberty Property Limited Partnership, a Pennsylvania limited partnership.
“LPT” means Liberty Property Trust, a Maryland real estate investment trust, the sole general partner of Liberty.
“Management Dispute” means an unresolved disagreement between Liberty and Comcast respecting the operation of the Company and/or Hotel Owner or the management, development, financing, leasing or disposition of the Property.
“Management Dispute Notice” shall have the meaning set forth in Section 7.12.
“Manager Indemnified Party” and “Manager Indemnified Parties” shall have the meanings set forth in Section 7.02(e).
“Managing Member” shall have the meaning set forth in the Preamble to this Agreement.
“Member(s)” shall mean, individually or collectively (as the case may be), Comcast, Liberty and any other Person hereafter admitted as a Member under this Agreement, for so long as such Person is a Member under the terms of this Agreement.
“Membership Interest” means, as to any Member, all of the interest of such Member in the Company including, without limitation, such Member’s right to a distributive share of the profits, losses, and distributions of the Company and to a distributive share of Company assets.
“Net Cash Flow” means, for any period, the excess of (a) gross cash receipts of the Company during such period other than Net Financing Proceeds and Extraordinary Cash Flow, minus (b) the aggregate of the following for the same period (i) all taxes, operating costs, leasing costs and other cash expenditures of the Company or the Hotel Owner (without duplication), (ii) all regularly scheduled payments of debt service, including interest and principal and any applicable fees under any debt of the Company or the Hotel Owner (without duplication), (iii) all sums paid or incurred for repair or replacement of any portion of the Property or other capital expenditures not taken out of reserves; and (iv) additions to reserves in amounts required by any lender or as otherwise reasonably approved by the Members
“Net Financing Proceeds” means the cash proceeds realized by the Company as a result of a financing or refinancing of the Property, decreased by the sum of the following: (i) any amounts applied in repayment of any debt or required to be set aside or reserved by any lender of the Company, and prepayment premiums and other sums paid to a lender (or to a third party in connection with swap, cap or hedging arrangements or other interest rate breakage costs) (ii) the amount set aside in reserves as required by any lender or as otherwise reasonably approved by the Members; (iii) all expenses, costs and liabilities incurred by the Company or the Hotel Owner (without duplication) in effecting or obtaining any such proceeds (including, without limitation, attorneys’ fees, due diligence costs, title insurance and survey costs, recording fees and brokerage commissions), all of which expenses, costs and liabilities shall be paid from the gross amount of such cash proceeds to the extent thereof.
“Non-Contributing Member” shall have the meaning set forth in Section 4.04.
“Non-Managing Members” means all members other than the Managing Member.
“Offer” shall have the meaning set forth in Section 11.03(a).
“Offeree Member” shall have the meaning set forth in Section 11.03(a).
“Offeror Member” shall have the meaning set forth in Section 11.03(a).
“Office Owner” shall have the meaning set forth in the Recitals.
“Office Unit” shall have the meaning set forth in the Recitals.
“Original Letter Agreement” shall have the meaning set forth in the Recitals.
“Outside Put Election Date” shall have the meaning set forth in Section 8.01(a).
“Outside Put Sale Date” shall have the meaning set forth in Section 8.02.
“Outside Third Party Sale Date” shall have the meaning set forth in Section 11.03(a).
“Partner Minimum Gain” means an amount, with respect to each Partner Nonrecourse Debt, equal to the Partnership Minimum Gain that would result if such Partner Nonrecourse Debt were treated as a Nonrecourse Liability (as defined in Section 1.704-2(b)(3) of the Regulations) determined in accordance with Section 1.704-2(i)(3) of the Regulations.
“Partner Nonrecourse Debt” has the meaning of “partner nonrecourse debt” set forth in Section 1.704-2(b)(4) of the Regulations.
“Percentage Interest” means the percentage interests of each Member, as such may be adjusted from time to time in the manner set forth in this Agreement. Each Member’s initial Percentage Interest is as follows: Liberty- 20%; Comcast- 80%.
“Partnership Minimum Gain” has the meaning of “partnership minimum gain” set forth in Sections 1.704-2(b)(2) and 1.704-2(d) of the Regulations.
“Person” means any individual, corporation, association, company, limited liability company, joint venture, trust, estate, or other entity or organization.
“Pre-Opening Services Agreement” shall have the meaning set forth in Section 3.05.
“Prevailing Party” shall mean a party who, upon any final (unappealed and unappealable) award or judgment, decree or order in any arbitration or judicial proceeding (including without limitation any appeal) shall have established the substance of its claim or defense and who shall have been awarded substantially the relief (or denial of relief) sought by such party on account of its claim or defense. Any dispute concerning the identity of the “Prevailing Party” or the amount of the obligation of the non-Prevailing Party to the Prevailing Party shall be determined (after entry of a final (unappealed and unappealable) award, judgment, decree or order) by the arbitrators in any proceeding determined by arbitration, or by the trial court in any proceeding determined by judicial judgment, decree or order.
“Prime Rate” means the prime rate published from time in the Wall Street Journal, or if such rate is not available, such replacement rate as may be reasonably designated by the Managing Member.
“Priority Loan” shall have the meaning set forth in Section 4.04(a).
“Priority Loan Yield” shall have the meaning set forth in Section 4.04(a).
“Profits” and “Losses” means, for each Fiscal Year or other period, an amount equal to the Company’s taxable income or loss for such Year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:
(a)    Any income of the Company that is exempt from Federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this Section shall be added to such taxable income or loss;
(b)    Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this Section, shall be subtracted from such taxable income or loss;
(c)    In the event the Gross Asset Value of any Company Asset is adjusted pursuant to any provision of this Agreement in accordance with the definition of “Gross Asset Value” above, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such Asset for purposes of computing Profits or Losses;
(d)    Gain or loss resulting from any disposition of property with respect to which gain or loss is recognized for Federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;
(e)    In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year or other period, computed in accordance with the definition of “Depreciation” above;
(f)    To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(2) or (4) to be taken into account in determining Capital Accounts, in the case of adjustment under Code Section 734(b) as a result of a distribution other than in Liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of such asset) or loss (if the adjustment decreases the basis of such asset) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses;
(g)    Notwithstanding any other provision of this Section, any items which are specially allocated pursuant to Section 5.03 shall not be taken into account in computing Profits or Losses; and
(h)    The amounts of the items of Company income, gain, loss, or deduction available to be specially allocated pursuant to Section 5.03 but not previously taken into account because of the restrictions of paragraph (g) shall be determined by applying rules analogous to those set forth in this Section.
“Project” shall have the meaning set forth in the Recitals.
“Property” shall have the meaning set forth in the Recitals.
“Public Unit” shall have the meaning set forth in the Recitals.
“Purchase Price” shall have the meaning set forth in Section 8.03.
“Purchasing Member” shall have the meaning set forth in Section 8.05(a).
“Put Election Notice” shall have the meaning set forth in Section 8.01(a).
“Put Notice” shall have the meaning set forth in Section 8.01(a).
“Put Right” shall have the meaning set forth in Section 8.01(a).
“Put Sale Option” shall have the meaning set forth in Section 8.01(a).
“Qualified Appraiser” shall have the meaning set forth in Section 8.04(a).
“Receiving Party” shall have the meaning set forth in Section 8.01(c).
“Reconciliation Statement” shall have the meaning set forth in Section 10.03(c)(i).
“Regulations” means the Income Tax Regulations promulgated under the Code as such regulations may be amended from time to time (including Temporary Regulations). References to Sections of the Regulations are to those in effect on the date of this Agreement and shall include any corresponding future provision of the Regulations.
“Regulatory Allocations” shall have the meaning set forth in Section 5.02(f).
“REIT” means a “real estate investment trust” within the meaning of the Code.
“Renewal Assumption” shall mean an assumption that [***].
“Reserve Accounts” shall have the meaning set forth in Section 10.08.
“Right of First Offer” shall have the meaning set forth in Section 11.03(a).
“Round I Appraisal” shall have the meaning set forth in Section 8.04(a).
“Selling Member” shall have the meaning set forth in Section 8.05(a).
“Standstill Period” shall mean the period of time commencing on the Effective Date and terminating on the earliest to occur of (i) the [***] anniversary of the Final Occupancy Date for the Basic Office Premises (as such terms are defined in the Comcast Lease), (ii) a Comcast COC, (iii) a Liberty COC or (iv) the date upon which the Put Right set forth in that certain Amended and Restated Limited Liability Company Agreement of 18A LLC (the indirect holder of all of the equity interests in Office Owner) is exercised by LPLP pursuant to the terms thereof.
“Subsidiary” shall mean any entity in which the Company owns any direct or indirect equity interest.
“Supplemental Letter Agreement” shall have the meaning set forth in the Recitals.
“Tag Along Right” shall have the meaning set forth in Section 11.03(c).
“Tax Matters Member” shall have the meaning set forth in Section 10.05(a).
“Tax Payment Loan” shall have the meaning set forth in Section 7.07(a).
“Tax Payment Loan Date” shall have the meaning set forth in Section 7.07(a).
“Third Appraiser” shall have the meaning set forth in Section 8.04(a).
“Third-Party Purchaser” shall mean the purchaser of a Member’s Membership Interests pursuant to Section 11.03.
“Total Project Costs” shall mean the total of all costs paid or incurred by or on behalf of the Company to form the Affiliated Companies and the Company, to acquire the Land, and to design, develop, lease, finance and construct the Project, including, but not limited to, costs of architects, engineers and other design and technical professionals and consultants, including the costs of models and renderings, all transfer taxes; due diligence costs; title costs; permitting costs, including payments to lawyers, engineers, design professionals and other third parties or other costs incurred in conjunction with the receipt of public entitlements for the Project; loan fees, interest and other financing costs for any financing of the Project; design and engineering fees and costs; payments to contractors and the cost of materials, supplies and equipment; marketing costs; the fees and costs of lawyers and other consultants incurred in connection with the foregoing carrying costs during construction, including real estate taxes, insurance, condominium assessments, security and interest charges during the construction period (which construction period shall be determined in accordance with generally accepted accounting principles); including (without limitation) costs included within the description of the line items and categories set forth in the Approved Project Budget; provided that, for the avoidance of doubt, Total Project Costs will not include legal fees and expenses and personnel costs incurred in connection with the negotiation and documentation of this Agreement and the other transaction documents for which the lawyers representing Comcast and Liberty or their Affiliates are negotiating opposite one another as opposed to representing the Company.
“Transfer” shall have the meaning set forth in Section 11.01(a).
“Treasury Regulations” means the regulations promulgated under the Code.
“Unreimbursable Portion” shall have the meaning set forth in Section 7.02(f).
“Withholding Tax Act” shall have the meaning set forth in Section 7.07(a).
ARTICLE II
CONTINUATION OF EXISTENCE AND PURPOSE
2.01.    Superseding the Letter Agreements and the JV Term Sheet. The Letter Agreements and the JV Term Sheet (to the extent each relates to the Property) are hereby superseded in their entirety by this Agreement.
2.02.    Formation of the Company. The Members formed the Company as a limited liability company pursuant to the provisions of the Act by filing a Certificate of Formation with the State of Delaware. The Company shall continue to exist as a limited liability company under the laws of the State of Delaware with Comcast and Liberty as the Members. If the laws of any jurisdiction in which the Company transacts business so require, the Managing Member shall file, with the appropriate office in that jurisdiction, all documents necessary for the Company to qualify to transact business. The Members shall execute, acknowledge, and cause to be filed for record, in the place or places and manner prescribed by law, any amendments to this Agreement as may be required, either by the Act, by the laws of any jurisdiction in which the Company transacts business, or by this Agreement, to reflect changes in the information contained herein or otherwise to comply with the requirements of law for the continuation, preservation, and operation of the Company as a limited liability company under the Act.
2.03.    Name of Company. The name of the Company shall be “18A Hotel LLC”, and all business of the Company shall be conducted in such name.
2.04.    Principal Place of Business. The principal place of business of the Company shall be located at c/o 500 Chesterfield Parkway, Malvern PA 19355, or such other place or places as the Managing Member may from time to time determine. The Managing Member may establish and maintain such other offices and additional places of business of the Company as it deems appropriate.
2.05.    Purpose. The purpose of the Company shall be (a) to hold a 100% membership interest in Hotel Owner and to exercise all rights appurtenant to such interest, (b) to hold a 100% membership interest in 18A Hotel Lender and to exercise all rights appurtenant to such interest, (c) to cause the Hotel Owner to develop, own, finance, refinance, sell and/or otherwise dispose of the Property and/or interests therein, (d) to cause 18A Hotel Lender to make the 18A Hotel Loan, (e) to undertake any and all actions necessary or incidental to any of the foregoing activities, and (f) to take or cause to be taken all actions and to perform or cause to be performed all functions necessary or appropriate to promote the business of the Company and to realize and carry out its purposes.
2.06.    Exclusive Activities of Company. Except as otherwise provided in this Agreement, the Company shall not engage in any other activity or business other than the purpose specified under Section 2.05, and no Member shall have any authority to hold itself out as the agent of any other Member or as a Member of the Company with respect to any other business or activity.
2.07.    No Payment of Individual Obligations. The Members shall use the Company’s credit and assets solely for the benefit of the Company. No asset of the Company shall be transferred or encumbered for or in payment of any individual obligation of any Member.
2.08.    Title to Assets. All Company assets shall be owned by and held in the name of the Company. No Member shall have any ownership interest in any Company asset in its individual name or right, and each Member’s interest in the Company shall be personal property for all purposes.
2.09.    Term. The Company shall continue in perpetuity unless and until the Company is dissolved and liquidated in accordance with the provisions of ARTICLE XII.
2.10.    Representations and Warranties. Each Member hereby represents and warrants to the Company and to the other Members that it is duly organized, validly existing, and in good standing under applicable law, it has full and unrestricted right, authority and power to enter into this Agreement and to perform its obligations hereunder, and that doing so does not violate any of its organizational documents; this Agreement constitutes a valid and binding obligation of such Member, enforceable in accordance with its terms.
2.11.    Respecting Hotel Owner and 18A Hotel Lender. In the exercise of its rights as the sole member of Hotel Owner and 18A Hotel Lender, notwithstanding anything in the organizational documents of 18A Hotel Lender and/or the Hotel Owner to the contrary, the Company shall authorize and direct Hotel Owner and 18A Hotel Lender to make such allocations, make such distributions, and take such other actions and refrain from taking such other actions, as are consistent with the terms of this Agreement, and the Company shall not authorize or direct Hotel Owner or 18A Hotel Lender to make any allocation or make any distribution or take any other action or refrain from taking any other action which is inconsistent with the terms of this Agreement.

ARTICLE III
DEVELOPMENT OF THE PROJECT;
HOTEL AGREEMENTS
3.01.    Project Design and Engineering.
(a)    The Office Owner entered into that certain AIA Document B141 – 1987 edition, Standard Form of Agreement Between Owner and Architect (as revised by Owner and Architect) with Kendall/Heaton Associates, Inc. (the “Architect”) dated January 14, 2014 with respect the design of the Project (the “Design Contract”). Concurrently with or promptly following the execution of this Agreement, the Office Owner will assign the Design Contract to the Developer. The Members hereby approve the selection of the Architect as the architect. The Members hereby approve the design of the Project as described in (i) the Core and Shell Design Development Plans attached to the Development Agreement as Schedule 1-A, (ii) the Core and Shell Project Narrative attached to the Development Agreement as Schedule 1-B, (iii) the Hotel Interiors Design Development Plans attached to the Development Agreement as Schedule 1-C, and (iv) the Hotel Interiors Project Narrative attached to the Development Agreement as Schedule 1-D (collectively, the “Design Development Plans and Project Narratives”).
(b)    The Office Owner entered into that certain AIA Document B727, 1988 Edition, Agreement Between Owner and Engineer for Special Services, as revised by Owner and Engineer, with Pennoni Associates, Inc. dated September 26, 2013 with respect engineering and consulting services for the Project (the “Engineering Contract”). Concurrently with or promptly following the execution of this Agreement, the Office Owner will assign the Engineering Contract to the Developer.
3.02.    Construction Contract. Concurrently with or promptly following the execution of this Agreement, Developer has entered into or will enter into that certain AIA A111-1987 ed., Standard Form of Agreement Between Developer and Contractor, As Revised by Developer and Contractor, with L.F. Driscoll (the “General Contractor”) with respect to the construction of the Project (the “Construction Contract”). The Members hereby approve the selection of the General Contractor as the general contractor and approve the terms of the Construction Contract.
3.03.    Development Agreement. Concurrently with the execution of this Agreement, the Company shall cause the Hotel Owner to enter into a development agreement (the “Development Agreement”) with LPLP (referred to in this capacity, the “Developer”) and the Office Owner pursuant to which the Developer will develop and cause the construction of the office building on behalf of the Office Owner and the Hotel on behalf of the Hotel Owner. Comcast, acting on behalf of the Company (acting in turn on behalf of the Hotel Owner), shall have the unilateral right to enforce all rights of the Hotel Owner under the Development Agreement, including, without limitation, (a) giving notices of default under the Development Agreement, (b) pursuing any remedies the Hotel Owner may have against the Developer by reason of an event of default of the Developer under the Development Agreement, (c) granting any waivers or consents and (d) entering into any amendments to the Development Agreement.
3.04.    Approved Project Budget. The Members hereby approve the overall budget of the projected Total Project Costs as set forth on Schedule 3.04 (the “Approved Project Budget”), provided that the Company (and Hotel Owner) shall incur only the costs attributable to the Property (and not the costs attributable to the Office Unit) as allocated pursuant to the terms of the Development Agreement. The Approved Project Budget may be amended only upon the written approval of both Members, except as otherwise set forth in the Development Agreement.
3.05.     Pre-Opening Services Agreement. On or about the date hereof, the Company shall cause the Hotel Owner to enter into an agreement (the “Pre-Opening Services Agreement”) with Four Seasons, pursuant to which Four Seasons (for certain fees) has agreed to provide to the Hotel Owner certain services with respect to the development and construction of the Hotel and certain other services with respect to the pre-opening acquisition of the Furniture, Fixtures and Equipment and the Operating Supplies and Consumables (all as defined in the Hotel Management Agreement) and the pre-opening operations of the Hotel. The Pre-Opening Services Agreement is in form and substance acceptable to each of the Members. Except as otherwise set forth in Section 7.03, Managing Member shall have the right to enforce the rights of the Hotel Owner under the Pre-Opening Services Agreement.
3.06.    Hotel License Agreement. On or about the date hereof, the Company shall cause the Hotel Owner to enter into an agreement (the “Hotel License Agreement”) with Four Seasons, pursuant to which Four Seasons (for certain fees and other consideration) has agreed to provide the right and license to use the Trademarks and the Proprietary Materials (each as defined in the Hotel Management Agreement) to the Hotel Owner in connection with the marketing, operation and management of the Hotel. The Hotel License Agreement is in form and substance acceptable to each of the Members. Except as otherwise set forth in Section 7.03, Managing Member shall have the right to enforce the rights of the Hotel Owner under the Hotel License Agreement.
3.07.    Hotel Management Agreement. On or about the date hereof, the Company shall cause the Hotel Owner to enter into an agreement (the “Hotel Management Agreement”) with Four Seasons, pursuant to which Four Seasons (for certain fees and other consideration) has agreed to provide advice and services in connection with the furnishing, equipping, servicing, marketing, operation, management, supervision and direction of the Hotel. The Hotel Management Agreement is in form and substance acceptable to each of the Members. Except as otherwise set forth in Section 7.03, Managing Member shall have the right to enforce the rights of the Hotel Owner under the Hotel Management Agreement.
3.08.    Loan. On or about the date hereof, the Company shall cause the Hotel Owner and the 18A Hotel Lender to execute those certain loan documents evidencing the 18A Hotel Loan from 18A Hotel Lender to Hotel Owner, upon such terms and conditions which have been approved by the Members. The Company shall cause 18A Hotel Lender to immediately distribute to the Company all payments received by 18A Hotel Lender from Hotel Owner pursuant to the 18A Hotel Loan.
ARTICLE IV
CAPITALIZATION OF THE COMPANY
4.01.    Initial Capital Contributions. The Members shall contribute capital to the Company pro rata in proportion to their respective Percentage Interests such that the respective capital contributions of the Members as of the Effective Date are as follows: Comcast - $[***]; Liberty - $[***]. All funds so contributed to the Company shall be further contributed by the Company to 18A Hotel Lender (which then lent such funds to the Hotel Owner).
4.02.    Additional Capital Contributions – Total Project Costs. Except (a) to the extent payable by Liberty pursuant to the Development Agreement, or (b) to the extent funded out of the proceeds of a public grant approved by both Members, all Total Project Costs payable with respect to the Property (as allocated between the Hotel Owner and the Office Owner pursuant to the Development Agreement), shall be funded by Capital Contributions by the Members in accordance with the Approved Project Budget, in monthly installments in advance, in amounts proportionate to the Members’ respective Membership Interests. The Managing Member shall provide written notice to the other Members each month (each a “Call for Development Capital”) of the Total Project Costs anticipated to be payable by the Company during the ensuing calendar month in accordance with the Approved Project Budget (as allocated between the Company and the Office Owner pursuant to the Development Agreement), and the amount of each Member’s required Capital Contribution; provided that, if the Managing Member fails to provide a Call for Development Capital, any other Member may do so on its behalf. The Members shall fund the Call for Development Capital by making cash contributions to the Company in the aggregate amount of such Call for Development Capital, pro rata in proportion to each Member’s respective Percentage Interest in the Company (each a “Development Contribution”) within five (5) Business Days after the issuance of such Call for Development Capital. Until such time as [***] percent ([***]%) the total capitalization of the Hotel Owner is represented by debt and [***] percent ([***]%) of the total capitalization of the Hotel Owner is represented by equity, one hundred percent (100%) of such funds so contributed to the Company shall in turn be contributed by the Company to the Hotel Owner. From and after such time as [***] percent ([***]%) the total capitalization of the Hotel Owner is represented by debt and [***] percent ([***]%) of the total capitalization of the Hotel Owner is represented by equity, [***] percent ([***]%) (or such other portion as mutually agreed upon by the Members) of funds contributed to the Company shall in turn be contributed by the Company to 18A Hotel Lender, which shall then lend such funds (pursuant to the 18A Hotel Loan Agreement) to the Hotel Owner and the remaining portion of such funds so contributed to the Company shall in turn be contributed to the Hotel Owner. If a Member fails to advance a Development Contribution in accordance with this Section 4.02, such failure shall be a default under this Agreement, and the other Members and the Company shall have all rights and remedies available at law and in equity on account of such default, including without limitation the right to pursue the defaulting Member for recourse liability, and shall not be limited to the remedies set forth in Section 4.04.
4.03.    Additional Capital Contributions -- Other than Total Project Costs. Except as set forth in Section 4.02 above with respect to Total Project Costs, if the Managing Member determines at any time that the Company does not expect to have adequate cash available to meet its imminent cash needs, and if no Financing is available to the Company and approved by all Members to satisfy such need for cash, then the Managing Member may provide written notice thereof to the other Members from time to time (each a “Call for Capital”), which notice shall be accompanied by backup documentation and financial reports in adequate detail to explain the need for the Call for Capital; provided that, if the Managing Member fails to provide a Call for Capital, any other Member may do so on its behalf. Each Member shall fund the Call for Capital by making a cash contribution to the Company in the aggregate amount of such Call for Capital multiplied times such Member’s Percentage Interest in the Company (each an “Additional Capital Contribution”) within thirty (30) days after the issuance of such Call for Capital. All funds so contributed to the Company shall in turn be contributed by the Company to Hotel Owner and 18A Hotel Lender (to be loaned to Hotel Owner), all in the same manner as the Development Contributions pursuant to Section 4.02.
4.04.    Failure to Make Additional Capital Contributions If any Member (the “Non-Contributing Member”) fails to make a Development Contribution or an Additional Capital Contribution within the time period set forth above for such a contribution, the Managing Member shall provide a notice to all Members of such failure, after which such Non-Contributing Member shall have five (5) Business Days in which to cure its failure and make such contribution. Following such cure period, one or more of the other Members (each a “Contributing Member”) may (but without obligation to do so) advance to the Company an additional amount equal to the Non-Contributing Member’s unpaid Development Contribution or Additional Capital Contribution (as appropriate), and such advance shall be treated as a Priority Loan as provided in Section 4.04(a) below.
(a)    The entire advance made by the Contributing Member in response to the applicable Call for Development Capital or Call for Capital (i.e., both the portion advanced by the Contributing Member on its own behalf and the portion advanced by the Contributing Member on behalf of the Non-Contributing Member) shall be deemed a loan (a “Priority Loan”) to the Company which shall accrue interest at an annual rate equal [***] (the “Priority Loan Yield”), and which shall be payable as a first priority out of any and all distributions otherwise payable under this Agreement in the manner set forth in ARTICLE VI. Interest expense incurred on any Priority Loan shall be treated as an expense of the Company. For the avoidance of doubt, in no event shall the Priority Loan Yield be deemed part of the Total Project Costs.
(b)    Notwithstanding the provisions of Section 4.04(a), if the Priority Loan has not been repaid in full by the date which is nine (9) months after the advance in question, the Contributing Member may elect, by written notice to the Non-Contributing Member at any time thereafter until the date such Priority Loan and the Priority Loan Yield thereon are repaid in full to treat the entire unpaid portion of the Priority Loan and the then accrued Priority Loan Yield, as a Capital Contribution, whereupon the Percentage Interests of the Contributing Member and the Non-Contributing Member shall be adjusted effective as of the date of such Capital Contribution, as follows:
(i)    The Percentage Interest of the Non-Contributing Member shall be decreased to the percentage obtained (rounded to the nearest 1/1000 of a percentage point) by (1) multiplying its Percentage Interest by the aggregate Capital Contributions of all of the Members, before giving effect to the Capital Contributions made by the Members pursuant to such Call for Capital or Call for Development Capital, as applicable, and (2) dividing the product so obtained by the sum of (A) the aggregate Capital Contributions of all of the Members before giving effect to the Capital Contributions made pursuant to such Call for Capital or Call for Development Capital, as applicable, [***] of the then outstanding principal balance of the Priority Loan plus the Priority Loan Yield thereon then outstanding; and
(ii)    The Percentage Interest of the Contributing Member shall be increased by the same number of percentage points as the decrease in the Non-Contributing Member’s Percentage Interest.
4.05.    No Other Required Capital Contributions. No Member shall be required to contribute capital to the Company except as set forth in Section 4.02 and Section 4.03above.
4.06.    Capital Accounts.
(a)    The Company shall establish and maintain a separate Capital Account for each Member in accordance with Regulations Section 1.704-1(b), which shall be interpreted and applied in a manner consistent with such Regulations. In the event the Managing Member shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto, are computed in order to comply with such Regulations, the Managing Member may make such modification, provided that it will not have any adverse effect on the amounts distributable to any Member pursuant to this Agreement. The Managing Member also shall (1) make any adjustments that are necessary or appropriate to maintain equality between the combined Capital Accounts of the Members and the total amount of Company capital reflected on the Company’s balance sheet, as computed for book purposes in accordance with Regulations Section 1.704-1(b)(2)(iv)(g), and (2) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Regulations Section 1.704-1(b) subject, however, to the limitation on modifications having any adverse effect on amounts to be distributed to a Member as provided in the preceding sentence. Any questions with respect to a Member’s Capital Account shall be resolved by the Managing Member in its reasonable discretion, applying principles consistent with this Agreement. On the Effective Date, the Capital Account balances of the Members shall equal the amounts set forth next to the Members names in Section 0 hereof.
(b)    Any transferee of a portion or all of a Member’s Membership Interest shall succeed to the Capital Account of the transferor Member to the extent it relates to the Membership Interest transferred.
4.07.    Negative Capital Accounts. Except to the extent Members are required to make Capital Contributions to the Company under Section 4.02, no Member shall be required to pay to the Company or to any other Member any deficit or negative balance which may exist in such Member’s Capital Account from time to time or upon Liquidation of the Company. A negative Capital Account shall not be considered a loan from or an asset of the Company.
4.08.    Return of Capital; No Interest on Amounts in Capital Account. Except upon dissolution of the Company or as may be expressly set forth in this Agreement, no Member shall have the right to demand or receive the return of any of its aggregate Capital Contributions or any part of its Capital Account or be entitled to receive any interest on its Capital Contributions or its outstanding Capital Account balance.
4.09.    LPLP Guaranty. LPLP Agrees to guaranty the obligations of Managing Member to make the Development Contributions and Additional Capital Contributions pursuant to Sections 4.02 and 4.03, respecitvely.
ARTICLE V
ALLOCATIONS
5.01.    Allocation of Profits and Losses. After giving effect to the Regulatory Allocations set forth in Section 5.02 of this Agreement, Profits and Losses for any fiscal year or other period of the Company shall be credited to the Capital Accounts of the Members as follows: Profits and Losses shall be allocated among the Members so as to produce, as nearly as possible, Capital Account balances for the Members (taking into account all prior allocations and distributions) which would equal the amount to which the Members would be entitled as a liquidating distribution from the Company upon a hypothetical liquidation in which the net proceeds were distributed in accordance with the priorities set forth in ARTICLE VI and as if the net proceeds available for distribution were an amount equal to the aggregate positive balance in the Members’ Capital Accounts computed after taking into account all allocations of Profit and Loss (or items thereof) for the fiscal period, including those pursuant to this Section 5.01; provided, however, that if the allocation of all or any portion of the Company Losses (or items thereof) causes or increases an Adjusted Capital Account Deficit of a Member or Members with respect to such fiscal year to which the allocation of such Company Losses relates, the excess, if any, shall be allocated to those Members, if any, having positive remaining Capital Account balances, to the extent of any such positive balances, and thereafter in accordance with the Members’ respective economic risk of loss with respect to any indebtedness to which the remaining Loss or deductions are attributable. All items of the Profit for any fiscal year having a like character and treatment for federal income tax purpose, (e.g., ordinary income, as opposed to short-term capital gain, as opposed to long-term capital gain) shall be allocated proportionately in accordance with the foregoing principles to the maximum extent possible, as if there were no items of Profit of another character.
5.02.    Regulatory Allocations. The following special allocations shall be made in the following order:
(a)    Partnership Minimum Gain Chargeback. Except as otherwise provided in Section 1.704-2(f) of the Regulations, in the event there is a net decrease in Partnership Minimum Gain during any fiscal year, each Member shall be allocated items of income and gain for such fiscal year and, if necessary, for subsequent fiscal years equal to that Member’s share of the net decrease in Partnership Minimum Gain. The determination of a Member’s share of the net decrease in Partnership Minimum Gain shall be determined in accordance with Section 1.704-2(g) of the Regulations. The items to be specially allocated to the Members in accordance with this Section 5.02(a) shall be determined in accordance with Section 1.704-2(f)(6) of the Regulations. This Section 5.02(a) is intended to comply with the minimum gain chargeback requirement set forth in Section 1.704-2(f) of the Regulations and shall be interpreted consistently therewith.
(b)    Partner Minimum Gain Chargeback. Except as otherwise provided in Section 1.704-2(i)(4) of the Regulations, in the event there is a net decrease in Partner Minimum Gain during any fiscal year, each Member that had a share of such Partner Minimum Gain as of the beginning of the fiscal year shall be allocated, to the extent required by Section 1.704-2(i)(4) of the Regulations, items of Company income and gain for such fiscal year and, if necessary, subsequent years equal to that Member’s share of the net decrease in Partner Minimum Gain. This Section 5.02(b) is intended to comply with the minimum gain chargeback requirement set forth in Section 1.704-2(i)(4) of the Regulations and shall be interpreted consistently therewith.
(c)    Qualified Income Offset Allocation. In the event any Member unexpectedly receives any adjustments, allocations or distributions described in Section 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6) of the Regulations which would cause such Member to have an Adjusted Capital Account Deficit, items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate such Adjusted Capital Account Deficit as quickly as possible. This Section 5.02(c) is intended to constitute a “qualified income offset” in satisfaction of the alternate test for economic effect set forth in Section 1.704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.
(d)    Allocation of Nonrecourse Deductions. Nonrecourse Deductions (within the meaning of Section 1.704-2(b)(1) of the Regulations) shall be allocated to the Members in accordance with the Members’ Percentage Interests.
(e)    Allocation of Partner Nonrecourse Deductions. Partner Nonrecourse Deductions (within the meaning of Section 1.704-2(i) of the Regulations) shall be specially allocated to the Member who bears the economic risk of loss with respect to the Partner Nonrecourse Debt (within the meaning of Section 1.704-2(b)(4) of the Regulations) to which such Partner Nonrecourse Deductions are attributable in accordance with Section 1.704-2(i)(1) of the Regulations.
(f)    Offsets to Regulatory Allocations. This Section 5.02 provides for a series of allocations (“Regulatory Allocations”) whose purpose is to comply with certain requirements of the Treasury Regulations. In the event that Regulatory Allocations are made, such allocations shall be taken into account in subsequent allocations of Profits, Losses and items thereof so that the net amount of allocations of Profits, Losses and items thereof to each Member shall be equal to the amount that would have been allocated to such Member pursuant to the provisions of this ARTICLE V if the Regulatory Allocations had not occurred. For purposes of applying the foregoing sentence, allocations pursuant to this Section 5.02(f) shall be made only to the extent that the Managing Member reasonably determines that allocations pursuant to this ARTICLE V. would otherwise be inconsistent with the economic agreement among the Members.
(g)    Section 704(c) Tax Allocations. in the event that the Capital Account of any Member is credited with or adjusted to reflect the fair market value of a Company property or properties, the Members’ distributive shares of depreciation, depletion, amortization, and gain or loss, as computed for tax purposes, with respect to such property, shall be determined pursuant to Section 704(c) of the Code and the Regulations thereunder, so as to take account of the variation between the adjusted tax basis and book value of such property. Any deductions, income, gain or loss specially allocated pursuant to this Section 5.02(g) shall not be taken into account for purposes of determining Profits or Losses or for purposes of adjusting a Member’s Capital Account.
5.03.    Allocation in the Event of Transfer. If a Membership Interest in the Company is transferred and/or modified in accordance with the provisions of this Agreement, there shall be allocated to each Member which held the transferred and/or modified Membership Interest during the fiscal year of the transfer and/or modification the product of (a) the Company’s Profits or Losses allocable to such transferred and/or modified Membership Interest for such fiscal year, and (b) a fraction, the numerator of which is the number of days such Member held the transferred and/or modified Membership Interest during such fiscal year, and the denominator of which is the total number of days in such fiscal year; provided, however, that the Company shall allocate such Profits or Losses by closing the books of the Company immediately after the transfer and/or modification of an Membership Interest if determined by the Managing Member prior to the due date for the Company’s taxable year in which the transfer occurred or at the request of a transferor or transferee of such transferred Membership Interest. Such allocation shall be made without regard to the date, amount or receipt of any distributions which may have been made with respect to such reduced, transferred and/or modified Membership Interest.
ARTICLE VI
DISTRIBUTIONS
6.01.    Distribution of Proceeds. Net Cash Flow, Net Financing Proceeds and/or Extraordinary Cash Flow derived from a Liquidating Sale shall be distributed within ten (10) days after the event giving rise to the Net Financing Proceeds or Extraordinary Cash Flow and otherwise on a monthly basis:
[***].
6.02.    Distributions in Kind. All distributions shall be made in cash and no Company assets shall be distributed in kind without the consent of all of the Members except as provided in Section 12.02(a). Any assets distributed in kind shall be valued for such purpose at their fair market value as of the date of distribution as determined by an independent appraiser selected by the Managing Member with the approval of the other Members, and shall be treated for the purposes of this ARTICLE VI as if the Company had sold such assets at such value and distributed the proceeds of such sale to the Member or Members receiving such assets.
ARTICLE VII
MANAGEMENT
7.01.    Management and Control of the Business and Affairs of the Company.
(c)    Subject to the limitations and restrictions set forth in Section 7.03 and elsewhere in this Agreement and under applicable law, the Managing Member shall have full, exclusive, and complete discretion to manage and control the day-to-day business affairs of the Company, the Hotel Owner, the 18A Hotel Lender, all in accordance with the purpose set forth in Section 2.05.
(d)    Except as otherwise expressly set forth in ARTICLE III or as otherwise expressly provided in this Agreement, in any instance in which the Company or the Hotel Owner intends to, or is making a determination whether to, negotiate with, enter into any agreement or other arrangement with, or enforce its rights under an agreement with, a Member or an Affiliate of a Member, the non-affiliated Member shall have the exclusive right to direct the Company’s actions in connection with such negotiation, agreement or enforcement.
7.02.    Delegation; Standards; Indemnification.
(a)    Subject to the terms of this Agreement, the Managing Member may, at any time, delegate any of its powers, duties and responsibilities to its Affiliate. Any delegation pursuant to this Section 7.02(a) shall not, however, relieve the Managing Member of any of its obligations hereunder.
(b)    It is the intention of the Members that, to the extent feasible and except as expressly provided in Section 7.01(b), all other actions taken on behalf of the Company shall be taken by the Managing Member or its authorized delegates, subject to the approval rights of the Members set forth in Section 7.03.
(c)    The Managing Member shall perform its duties hereunder with the care, skill, prudence, and diligence under the circumstances then prevailing that a prudent person acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims, for the exclusive benefit and protection of the Company, except that the Managing Member shall not be required to diversify the Company’s assets.
(d)    In the performance of its duties and responsibilities and the exercise of its right, power, authority and discretion under this Agreement:
(i)    the Managing Member shall act solely in the interests of the Company; and
(ii)    neither the Managing Member nor any Affiliate of the Managing Member shall deal with the assets of the Company in its own interests or for its own account.
(e)    The Company (but not any Member) shall indemnify, defend and hold harmless the Members, their Affiliates and their respective trustees, officers, directors, members, partners, shareholders, employees and agents (each individually an “Indemnified Party” and collectively the “Indemnified Parties”) in the event it was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of any acts or omissions, or alleged acts or omissions, arising out of the activities of any Indemnified Party on behalf of the Company, or in furtherance of the interests of the Company, against any and all costs, losses, damages or expenses of any nature whatsoever (including attorneys’ fees, judgments, fines and accounts paid in settlement) actually incurred by any Indemnified Party in connection with such action, suit or proceeding so long as the Indemnified Party believed in good faith that its actions were within the scope of this Agreement and the Indemnified Party did not act fraudulently or in bad faith or in a manner constituting gross negligence or willful misconduct, or a breach of applicable law or this Agreement; provided that, the foregoing indemnification shall not be available to a Member or its affiliated Indemnified Parties in the case of an action, suit or proceeding brought by the Company, a Member or any other party to this Agreement against such Indemnified Party. The termination of any action, suit or proceeding by judgment, order, settlement or upon a plea of nolo contendere or its equivalent shall not of itself (except insofar as such judgment, order, settlement or plea shall itself specifically provide) create a presumption that the Indemnified Party acted fraudulently or in bad faith or acted in a manner constituting gross negligence or willful misconduct. The indemnification rights of the Indemnified Parties set forth in this Section 7.02(e) shall be cumulative of and in addition to, any and all rights, remedies, and recourse to which it shall be entitled whether pursuant to the provisions of this Agreement, at law, or in equity. Managing Member shall indemnify, defend and hold harmless the other Members, their Affiliates and their respective trustees, officers, directors, members, partners, shareholders, employees and agents (each individually a “Manager Indemnified Party” and collectively the “Manager Indemnified Parties”) in the event it was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative against any and all costs, losses, damages or expenses of any nature whatsoever (including attorneys’ fees, judgments, fines and accounts paid in settlement) actually incurred by any Manager Indemnified Party. LPLP shall guaranty the indemnity by Managing Member set forth in the preceding sentence.
(f)    In addition to the indemnity set forth above, the Company shall reimburse any payments made by any Member or its Affiliates pursuant to a Credit Support Agreement; provided that to the extent the Company does not have, and is not able to obtain, the funds needed to honor its obligations under this subsection, each of the Members shall severally reimburse the Member giving the Credit Support Agreement for a portion of such funds which the Company was unable to pay to such Member (the “Unreimbursable Portion”) in an amount equal to the product of (i) the Unreimbursable Portion of such funds times (ii) the Percentage Interest of the reimbursing Member. Notwithstanding anything contained to the contrary in this Agreement, to the extent that losses under such Credit Support Agreement are solely and directly attributable to the actions of one Member or its Affiliates (it being understood that the Company and its Subsidiaries shall not be deemed Affiliates of a Member for this purpose), that Member shall bear 100% of the losses and liability related to such act, without any right to reimbursement.
(g)    In the event of any withdrawal or attempted withdrawal of the Managing Member other than as permitted in Section 11.05 below, the interest of the Managing Member shall be converted into that of a Non-Managing Member and Comcast shall automatically be vested with the rights of the Managing Member hereunder.
7.03.    Matters Requiring Unanimous Approval of the Members. The following actions or decisions with respect to or affecting the Company, Hotel Owner or 18A Hotel Lender, or the Company’s, Hotel Owner’s or 18A Hotel Lender’s assets shall require the unanimous approval of the Members, which approval may be withheld in the absolute discretion of any Member:
[***]
7.04.    Special Meetings; Action by Written Consent. Any Member may call a special meeting of the Members at any time. All of the provisions set forth above with respect to regular meetings shall also apply to any special meetings. Any action requiring the consent of the Members may be taken without a meeting pursuant to written consent of the Members.
7.05.    Third Parties. Notwithstanding anything to the contrary contained herein, the Managing Member may execute a certificate that, except in the case of any matter which requires the unanimous approval of the Members pursuant to this Agreement, may be conclusively relied upon by any third party (without any further inquiry whatsoever) stating that any action or proposed action does not require the approval or consent of the Members under this Agreement or that such approval or consent has been obtained, and any action taken by the Managing Member in connection therewith shall in fact be the act of, and bind, the Company.
7.06.    Other Activities of Members. Except as expressly provided in that certain Agreement Regarding Future Developments to be mutually executed by the Members on or after the date hereof, any Member and its Affiliates may have other business interests and may engage in other business ventures of any nature or description whatsoever, whether presently existing or hereafter created, and whether or not competitive with the business of the Company or any Member.
7.07.    Withholding of Tax on Certain Company Distributions.
(a)    Unless treated as a Tax Payment Loan, any amount paid by the Company for or with respect to any Member on account of any withholding tax or other tax payable with respect to the income, profits or distributions of the Company pursuant to the Code, the Regulations or any state or local statute, regulation or ordinance requiring such payment (a “Withholding Tax Act”) shall be treated as a distribution to such Member for all purposes of this Agreement, consistent with the character or source of the income, profits or cash that gave rise to the payment or withholding obligation. To the extent that the amount required to be remitted by the Company under the Withholding Tax Act exceeds the amount then otherwise distributable to such Member, unless and to the extent that funds shall have been provided by such Member pursuant to the last sentence of this Section 7.07(a), the excess shall constitute a loan from the Company to such Member (a “Tax Payment Loan”). Any such Tax Payment Loan shall be payable upon demand and shall bear interest, from the date that the Company makes the payment to the relevant taxing authority, at the lesser of: (i) the Prime Rate plus two (2) percentage points per annum, or (ii) the highest rate permitted by applicable law, compounded monthly (but in no event higher than the highest interest rate permitted by applicable law). During such time as any Tax Payment Loan to any Member (or the interest thereon) remains unpaid, the Company shall make future distributions due to such Member under this Agreement by applying the amount of any such distributions first to the payment of any unpaid interest on such Tax Payment Loan and then to the repayment of the principal thereof, and no such future distributions shall be paid to such Member until all of such principal and interest has been paid in full. If the amount required to be remitted by the Company under the Withholding Tax Act exceeds the amount then otherwise distributable to a Member, the Company shall notify such Member at least five (5) Business Days in advance of the date upon which the Company would be required to make a Tax Payment Loan under this Section 7.07(a) (the “Tax Payment Loan Date”) and provide such Member the opportunity to pay to the Company on or before the Tax Payment Loan Date, all or a portion of such deficit.
(b)    The Managing Member shall have the authority to take all actions necessary to enable the Company to comply with the provisions of any Withholding Tax Act applicable to the Company and to carry out the provisions of this Section 7.07. Nothing in this Section 7.07 shall create any obligation on the Managing Member to advance funds to the Company or to borrow funds from third parties in order to make any payments on account of any liability of the Company under a Withholding Tax Act.
7.08.    REIT Provisions. At any time when a direct or indirect beneficial interest in the Company is owned by an entity that has elected to be taxed as a REIT under the Code, neither the Company nor any Subsidiary shall operate or manage a lodging facility within the meaning of Section 856(d)(9)(D) of the Code. For these purposes, the ownership of the Property and its operation pursuant to the Hotel License Agreement and the Hotel Management Agreement with Four Seasons does not constitute the operation or management of a lodging facility.
7.09.    Right to Disclose Information. No Member shall be in breach of its obligations under this Agreement or any other obligations or duties to the Members at law or in equity (whether under a theory of fiduciary duty or otherwise) solely because such Member or its Affiliates files this Agreement (and some or all of the exhibits hereto) as an exhibit to a filing it may make with the Securities Exchange Commission or makes disclosures regarding the transactions governed by this Agreement to the extent the Member or its Affiliates reasonably believe necessary to enable it or its Affiliates to comply with federal and state securities laws and the regulations of the Securities Exchange Commission, the rules of any stock exchange, or in connection with any filing or registration made by an Affiliate of the Member, as the issuer of publicly traded securities.
7.10.    Loan Provisions. Each Member shall cooperate to amend this Agreement and the Certificate of Formation (and or to cause the Company to amend the organizational documents of any Subsidiary of the Company) if required to comply with the requirements of any lender providing mortgage financing to the Company or any Subsidiary of the Company in accordance with this Agreement, provided that no such amendment shall reduce the rights or increase the obligations of the Members under this Agreement. No Member will be required to guaranty debt, except that (a) to the extent a mutually approved construction loan requires guarantees of the repayment of the loan, Liberty and Comcast shall (subject to Section 7.02(f)) each provide joint and several guarantees and (b) Liberty shall provide a completion guaranty if required by the construction lender, provided that the obligations thereunder shall be no more onerous on Liberty than the Development Agreement. At any time while any Member has potential liability under so called non-recourse carve-outs, the Company and its Subsidiaries shall not be authorized to take any action that would result in the triggering of liability under the non-recourse carve-outs, without the prior approval of all of the Members, which may be withheld for any reason or no reason. Without limiting the generality of the foregoing, at any time while any Member has potential liability under so called non-recourse carve-outs: (i) without the consent of the Members, the Company shall not be authorized to commence, on behalf of the Company or any Subsidiary, any voluntary proceeding for bankruptcy, reorganization or similar relief, or to consent to any involuntary petition for such relief; (ii) the Members expressly waive any rights that they may have at any time, whether under a theory of fiduciary duty or under any other legal or equitable principle, to compel the Company or any Subsidiary to take any action that would trigger liability under non-recourse carve-outs, including, without limitation, commencing a voluntary bankruptcy proceeding or consenting to any involuntary petition or relief in connection therewith; and (iii) the Members agree that they themselves shall not initiate an involuntary bankruptcy proceeding with respect to the Company or any of its Subsidiaries.
7.11.    Operation and Management of the Hotel. At all times, the Company shall engage a third-party operator to manage the operations of the Hotel, and the Company shall not have any authority to direct the operations or management of the Hotel, except for the limited approval rights under the Hotel Management Agreement, such as, by way of example and not limitation, approval of the Annual Plan. In no event shall the Company cause or permit (i) any gaming or gambling at the Property (except solely as a charitable event) or (ii) any employee of the Company or any subsidiary to be engaged in the operation of the Hotel.
7.12.    Management Dispute. If any Member believes that a Management Dispute exists, such Member may deliver notice thereof to the other Member in writing pursuant to the notice provisions set forth in Section 13.02 (a “Management Dispute Notice”). The Management Dispute Notice shall set forth in reasonable detail the nature of the dispute. Promptly after the delivery of the Management Dispute Notice, each Member shall designate a member of its senior management to meet with each other in person and to exercise all diligent efforts, acting in good faith, to resolve such dispute.
7.13.    Removal of the Managing Member.
(a)    Comcast may remove the Managing Member at any time if [***].
(b)    Any removal of the Managing Member shall be effective upon such date that Comcast provides written notice to the Managing Member specifying the basis for the removal. If Comcast so removes the Managing Member, Comcast shall select a new Managing Member, which new Managing Member shall not be required to be a Member prior to its admission as the Managing Member, and the removed Managing Member shall become Non-Managing Member and Liberty shall have no consent or approval rights with respect to the Company except that (i) [***]. Upon the removal of the Managing Member as a result of any of the events described in subsections (i) through (iv) of Section 7.13(a), Comcast shall be permitted at any time thereafter to exercise its Call Right pursuant to Section 8.01(b), notwithstanding that the Standstill Period has not then expired; provided that, the Deferral Right shall not be available to Liberty pursuant to Section 8.01(c), but the right to rescind following any such exercise of the Call Right shall be available in accordance with Section 8.01.
ARTICLE VIII
PUT/CALL
8.01.    Invoking the Put/Call Provisions. The Put/Call provisions set forth in this ARTICLE VIII may not be invoked by any party for any reason prior to the termination of the Standstill Period. The Put/Call provisions set forth in this Article VIII shall be subject to the restrictions on transfer set forth in the Hotel Agreements and any Financing Document.
(h)    Put Right. At any time after the Standstill Period, Liberty shall have the right and option (the “Put Right”) exercisable by giving written notice (the “Put Notice”) to Comcast to cause Comcast to purchase from Liberty all of the Membership Interests owned by Liberty free and clear from any claims, liens and encumbrances for the Purchase Price (defined below). The Put Notice shall set forth a statement that Liberty desires to terminate the relationship between the Members and to sell its Membership Interests to Comcast pursuant to the provisions of this ARTICLE VIII. After receipt of the Put Notice, the Members shall commence the Appraisal Process set forth in Section 8.04 below. [***].
(i)    Call Right. At any time after the Standstill Period, Comcast shall have the right and option (the “Call Right”) exercisable by giving written notice (the “Call Notice”) to Liberty to purchase from Liberty all of the Membership Interests owned by Liberty free and clear from any claims, liens and encumbrances for the Purchase Price. The Call Notice shall set forth a statement that Comcast desires to terminate the relationship between the Members and to purchase Liberty’s Membership Interests pursuant to the provisions of this ARTICLE VIII. After delivery of the Call Notice, [***].
(j)    Deferral Right. Notwithstanding the provisions of this ARTICLE VIII to the contrary, if Liberty delivers to Comcast a Put Notice, or if Comcast delivers to Liberty a Call Notice, then the party receiving such notice (the “Receiving Party”) shall have the right (the “Deferral Right”), exercisable by written notice to the other party within thirty (30) days after receipt of the Put Notice or Call Notice, as applicable, [***] of the date on which the Appraisal Initiation Date would have fallen if the deferral under this subsection (c) had not occurred. If a party timely exercises its Deferral Right, the Appraisal Initiation Date shall be the date which is two (2) years after the Put Notice, with respect to the Put Right, or two (2) years after the Call Notice, with respect to the Call Right.
8.02.    Put Sale Option. [***].
8.03.    Purchase Price. The purchase price payable by the Purchasing Member for the Membership Interests being acquired pursuant to Section 8.01 or 8.02 (the “Purchase Price”) shall be equal to [***].
8.04.    Appraisal Process.
(a)    The “Fair Market Value” of the Property shall mean the amount that a willing purchaser would pay and a willing seller would accept, for a sale of the Property on the Appraisal Initiation Date, based on the assumptions set forth in Section 8.04(b), as determined in accordance with this Section 8.04. Unless otherwise agreed by the Members, the “Fair Market Value” of the Property shall be determined by the appraisal procedures set forth in this Section 8.04 (the “Appraisal Process”). Each of Liberty and Comcast shall deliver to the other, not later than the date (the “Appraisal Deadline”) which is sixty (60) days after the Appraisal Initiation Date, the written appraisal report of a reputable M.A.I. appraiser having at least ten (10) years’ experience in the business of appraising high rise office buildings in the city of Philadelphia, Pennsylvania (a “Qualified Appraiser”), which report shall set forth such appraiser’s appraisal of the fair market value of the Property as of the Appraisal Initiation Date (a “Round I Appraisal”). Each Round I Appraisal shall be prepared in accordance with the then-current Uniform Standards of Professional Appraisal Practices. If the lower of the fair values set forth in the two Round I Appraisals shall be in an amount at least equal to [***]% of the higher of such fair values, the Fair Market Value shall be an amount equal to the arithmetic average of such two fair values. However, if the lower of the fair market values set forth in the two Round I Appraisals is less than [***]% of the higher of such fair market values, the Qualified Appraiser selected by Comcast and the Qualified Appraiser selected by Liberty shall jointly select, within seven (7) Business Days after the Appraisal Deadline, select a third Qualified Appraiser (the “Third Appraiser”). Each of the Round I Appraisals shall be furnished to the Third Appraiser. Within twenty (20) days after the appointment of the Third Appraiser, the Third Appraiser shall render a written determination of the Fair Market Value by selecting, without change, the determination of one (1) of the original Qualified Appraisers as to the Fair Market Value and such determination shall be final, conclusive and binding. The Fair Market Value as determined pursuant to this Section 8.04 shall be deemed accepted and agreed to by the Members and shall be final, binding and non-appealable by the parties hereto. The date upon which the Fair Market Value of the Property shall finally be determined in accordance with this Section 8.04 shall be referred to herein as the “Final Appraisal Date”. Subject to the following sentence, each Member shall pay the costs of its own Qualified Appraiser, and the Members shall share equally the costs of the Third Appraiser. Notwithstanding the foregoing sentence, if a Member exercises its right to rescind a Call Notice, Put Notice or Offer, as applicable, such rescinding party shall pay 100% of the costs of the Qualified Appraisers.
(b)    Each Round I Appraisal shall be accompanied by a complete narrative appraisal report setting forth the data and matters upon which the Qualified Appraiser’s appraisal of value is predicated, and shall utilize, inter alia, the following assumptions:
(i)    there are no mortgages or other encumbrances affecting title to the Property;
(ii)    there are no transfer taxes, brokerage commission, allocation or other costs typically associated with the closing of a real estate purchase transaction which are payable, and in determining Fair Market Value, no reduction shall be made for the Estimated Closing Costs, which shall be accounted for as provided in Section 8.03 above; and
(iii)    for the purposes of a sale pursuant to Sections 8.01(a) and 8.01(a) only (and specifically not in connection with a Transfer pursuant to the exercise of a Right of First Offer under Section 11.03), [***].
8.05.    Closing. The provisions of this Section 8.05 shall apply (1) in the event Comcast elects (or is deemed to elect) to purchase Liberty’s Membership Interests pursuant to Section 8.01(a), (2) in the event Comcast exercises its Call Right pursuant to Section 8.01(b), (3) in the event Comcast elects pursuant Section 8.01(a) to market the Property to a third party and Comcast fails to cause Hotel Owner to enter into a binding agreement of sale or to consummate such sale within the time periods set forth in Section 8.01(a) or (4) in the event either Member exercises its Right of First Offer pursuant to Section 11.03.
(a)    The Member selling its Membership Interests is referred to herein as the “Selling Member”. The Member purchasing the Membership Interests, or any Person designated by such Member to purchase the Membership Interests (which designation shall be permitted by written notice to the Selling Member, but shall not relieve the Purchasing Member of its obligations for the payment of the Purchase Price or other obligations of the Purchasing Member hereunder), is referred to herein as the “Purchasing Member”, provided that, so long as the Comcast Tenancy Requirement is satisfied, no such designated Purchasing Member may be a Competitor of Comcast.
(b)    The Purchase Price shall be payable by wire transfer of immediately available funds at the time of the consummation of the sale. The sale shall be consummated on or before the one hundred twentieth (120th) day after the Final Appraisal Date, except with respect to a sale pursuant to the provisions of clause (3) of Section 8.05 above, in which event the sale shall be consummated on or before the sixtieth (60th) day after the Outside Put Sale Date (or, if applicable, the expiration of the 180-day period without the sale having been consummated as set forth herein) (or in any such event, on the first Business Day thereafter, if such day is not a Business Day), subject in all cases, to any extension necessary to obtain any applicable governmental or lender approvals, such extensions to continue as long as the applicable parties are diligently pursuing such approvals.
(c)    Any transfer of interests to a Member pursuant to this ARTICLE VIII or Section 11.03 shall be for all cash and shall be free and clear of any claims, liens and encumbrances thereon, and the agreement evidencing the sale of the Selling Member’s interest shall contain customary provisions for an assignment of this type, including a representation and warranty as to the Selling Member’s title to the interest, which representation shall survive the closing thereof, and for any breach thereof the Purchasing Member shall have recourse to the Selling Member (or, in the event of liquidation or dissolution of the Selling Member, to any transferee of the assets and liabilities of the Selling Member).
(d)    The Selling Member shall execute and deliver (and shall cause its Affiliates to execute and deliver, to the extent necessary to carry out the purpose of this ARTICLE VIII or Section 11.03, as applicable) such assignments and other documents (in form reasonably acceptable to the Selling Member and the Purchasing Member) as shall be necessary to convey the Membership Interests of the Selling Member to the Purchasing Member and/or its designee, free and clear of all liens, encumbrances and other adverse claims. If either Member fails to complete the closing of the transaction as required hereunder, the other Member shall have all rights and remedies available hereunder, at law or in equity, including the right to seek specific performance of this Agreement. If the Selling Member and/or its Affiliate is a party to any Credit Support Agreement, then at or before the closing of the sale transaction the Purchasing Member shall secure on behalf of the Selling Member and/or its Affiliate (at the Purchasing Member’s sole cost) a release from such Credit Support Agreements or, if such release is not available despite Purchasing Member’s commercially reasonable efforts to obtain same, provide such indemnities in favor of the Selling Member and its Affiliates as the Selling Member deems acceptable in its reasonable discretion. Such release or indemnity shall relate only to matters arising from and after the completion of such sale of the Membership Interests.
8.06.    Assumption of Company’s Obligations. Following the closing of a purchase by a Member of the other Member’s Membership Interests in accordance with this Article VIII or Section 11.03, the Purchasing Member shall assume all rights and obligations of the Selling Member arising under or pursuant to this Agreement (except liability arising through an act in contravention of this Agreement or the operating agreement of Hotel Owner or 18A Hotel Lender by the Selling Member or its Affiliates), and the Purchasing Member shall indemnify and hold harmless the Selling Member and its Affiliates from and against all such assumed obligations, and to that extent the Selling Member and its Affiliates shall continue to be responsible with respect thereto.
8.07.    Payment of Debts. If the Selling Member or its Affiliates have any outstanding debts to the Company, Hotel Owner or 18A Hotel Lender or to the Purchasing Member relating to the Company, all proceeds of the Purchase Price due the Selling Member shall be paid to the Company, Hotel Owner or 18A Hotel Lender or the Purchasing Member (as the case may be) for and on behalf of the Selling Member and its Affiliates until all such debts shall have been paid and discharged in full.
ARTICLE IX
COMPENSATION OF PARTNERS;
PAYMENT OF COMPANY EXPENSES
9.01.    Company Expenses. The Company shall bear all costs and expenses incurred in connection with the management and operation of the business and affairs of the Company, or in carrying out the business, purposes, and objectives of the Company, including without limitation, costs associated with a proposed transaction that is not consummated for any reason whatsoever. Without limiting the foregoing, the Company shall bear the costs of all third-party vendors who provide services to the Company (including without limitation auditors, tax consultants and attorneys).
9.02.    No Other Compensation. Except as expressly set forth in this ARTICLE IX or elsewhere in this Agreement, no Member shall receive any compensation from the Company for any services rendered in its capacity as a Member. Nothing contained herein shall prevent (i) a Member or its Affiliate from receiving reasonable compensation for any services rendered to the Company in a non-Member capacity, subject to Section 7.03, (ii) any Member from receiving distributions under ARTICLE VI, or (iii) Liberty or its Affiliate from receiving the fees and compensation pursuant to the Development Agreement.
ARTICLE X
COMPANY BOOKS, RECORDS AND STATEMENTS
10.01.    Books and Records. The Managing Member shall establish and maintain accurate, full and complete Company records and books of account showing assets, liabilities, and the Capital Accounts of the Members, revenues and expenditures, and all other aspects of the operations, transactions and cash flows of the Company in accordance with generally accepted accounting practices, consistently applied. The Company shall use the standard accounting software utilized by the Managing Member and its Affiliates for properties in their own portfolio to keep the accounting books and records of the Company, provided that such software used shall at all times be of a quality consistent with industry standards applicable to trophy class office buildings. The Managing Member shall also maintain books sufficient to show the computation of any fees payable pursuant to the Hotel Agreements and the Development Agreement. The Company’s books and accounts shall be maintained at the principal office of the Company, with copies thereof at such other place or places, if any, as may be required by law, and any Member shall have access to the Company books (and the right to make copies thereof) during ordinary business hours. Any Member (and its accountants, advisors and other consultants) shall have access upon reasonable prior written notice, during normal business hours, to the books, accounts and financial records of the Company, including to audit the Company at such Member’s expense, and to monitor the Company’s and Managing Member’s compliance with the terms and conditions of this Agreement, compliance with the Company’s obligations and compliance with applicable laws.
10.02.    Method of Accounting. The Company shall use generally accepted accounting principles, consistently applied, unless otherwise required by applicable law.
10.03.    Financial Statements.
(e)    Each Member or its designated representative shall at all reasonable times have access to, and may inspect and make copies of, such books, records and accounts. The Managing Member shall afford Comcast or its counsel access to all documents of the Company upon not less than twenty-four (24) hours prior written notice given by Comcast to the Managing Member.
(f)    The Members agree that the Company’s auditors shall initially be Ernst & Young LLP. The Managing Member shall not change the auditors without the approval of Comcast. The Managing Member shall cause the auditors to audit the books of the Company for each fiscal year and to prepare and issue audited financial statements to the Members as soon as reasonably practicable after the end of such fiscal year (but in any event within seventy five (75) calendar days thereafter). Such annual statements shall include a balance sheet of the Company as at the end of such fiscal year, together with related statements of operations, partners’ capital and cash flow for such fiscal year, all in reasonable detail and stating in comparative form the respective figures for the corresponding date and period in the prior fiscal year, and shall be prepared in accordance with generally accepted accounting principles and the then most current version of the Uniform System of Accounts for Hotels, consistently applied. Notwithstanding any other provisions of this Agreement, to the extent more extensive financial statements are required pursuant to the terms of any Financing Document, the Managing Member shall provide the Members with a copy of such financial statements.
(g)    Commencing upon completion of the construction of the Hotel, on or before the fifth (5th) day following the receipt by Managing Member of the underlying information (or such earlier time as is commercially reasonable), the Managing Member will prepare, or have prepared by the asset manager, and deliver to Comcast the following information:
(i)    on a monthly basis, a statement certified by the Managing Member, in reasonable detail and in a form reasonably approved by Comcast, setting forth all the information necessary to calculate the Net Cash Flow for such calendar month and quarter, and the distribution of said Net Cash Flow (hereinafter referred to as the “Cash Flow Statements”) and bank and other depository statements reflecting the current amounts in any partnership accounts reconciled with the amounts shown on the Company’s books and Cash Flow Statements for such accounts;
(ii)    on a monthly basis, a budget to actual comparison with monthly and year-to-date explanation of variances, if any, of major line items. The operating statement will be supported by the following documents:

(a)	a budget versus actual income statement for the applicable month and for the year-to-date a narrative variance report for any amount in excess of [***];

(b)	information regarding all legal issues related to the Property, the Hotel Owner or the Company; and

(c)	bank statements and general ledger.
(iii)    on a quarterly basis (i) property level financial statements (unaudited) for the quarter and year to date, together with projections through the end of the Fiscal Year, (ii) a balance sheet for the Property as at the end of such calendar quarter, (iii) a bank reconciliation as at the end of such calendar quarter, (iv) statements of any changes in Company capital; (v) statement of operations, (vi) a statement of cash flows, and (vii) a quarterly membership distribution schedule. Such financial statements shall be prepared in accordance with generally accepted accounting principles and the then most current version of the Uniform System of Accounts for Hotels, consistently applied; and
(iv)    such other matters as Comcast may reasonably request.
(h)    The Managing Member shall direct the manager under the Hotel Management Agreement to (i) send to Comcast a copy of (A) each report relating to the Property that is sent to the Hotel Owner at the same time such report is sent to the Hotel Owner, and (B) any other report reasonably requested from time to time by Comcast and (ii) attend meetings with Comcast if requested by Comcast. If the hotel manager will not agree to provide such reports directly to Comcast, Managing Member shall provide copies of the same within one (1) Business Day after Hotel Owner’s receipt of such reports from the hotel manager.
10.04.    Bank Accounts. All funds received by the Company shall be deposited in the name of the Company in such checking and savings accounts, time deposits or certificates of deposit, or other accounts or instruments at such financially sound commercial banks, savings banks and savings and loan institutions not then controlled, directly or indirectly, by the Managing Member and its Affiliates, as the Managing Member may reasonably determine. The signatories for such accounts and instruments shall be representatives of the Managing Member. All accounts containing funds of the Company shall be segregated accounts and shall not be commingled with the funds of any other person or entity.
10.05.    Tax Matters.
(a)    The Managing Member shall cause to be prepared and filed timely all informational and other tax returns required to be filed by the Company, and shall deliver copies thereof to the Members promptly thereafter. Subject to Section 10.06, the Managing Member shall reasonably determine the appropriate treatment of each item of income, gain, loss, deduction and credit of the Company and the accounting methods and conventions under the tax laws of the United States, the several states and other relevant jurisdictions as to the treatment of any such item or any other method or procedure related to the preparation of such tax returns; provided that the Managing Member shall consult in good faith and give due consideration to the views of other Members in respect of the tax treatment of partnership items of the Company with respect to which the Managing Member exercised discretion or judgment as to the treatment. The Managing Member shall inform Comcast and/or its Affiliate that is a Member of the proposed tax treatment to be made on any Company tax return in a timely manner sufficiently in advance of any tax filing to allow such Members to review relevant information and shall provide any additional information reasonably requested, and the other Members shall present their views to the Managing Member within 30 days of the receipt of relevant information. The Managing Member may cause the Company to make, refrain from making, or revoke any and all elections permitted by such tax laws in its reasonable judgment, provided that the Managing Member may not make, change or revoke any material election with respect to taxes without the unanimous consent of the other Members. The Managing Member shall provide to all Members (i) an estimated Schedule K-1 as soon as reasonably practicable and in any case within one hundred twenty (120) days after the close of each Fiscal Year, and (ii) a final Schedule K-1 as soon as reasonably practicable and in any case within one hundred eighty (180) days after the close of each Fiscal Year.
(b)    The Managing Member is hereby designated as the “Tax Matters Member” under Code Section 6231(a)(7). The Tax Matters Member shall manage audits of the Company conducted by the Internal Revenue Service or other governmental agency pursuant to the audit procedures under the Code and the regulations issued thereunder. The Company, through the Tax Matters Member, is authorized to cooperate with and to monitor the Internal Revenue Service in any audit that the Internal Revenue Service may conduct of the Company’s books and records and information or other returns filed by the Company. The Tax Matters Member shall take all actions necessary to preserve the rights of the Members with respect to audits and shall provide the Members with any notices of such proceedings and other information as required by law. The Tax Matters Member shall keep the Members timely informed of its activities under this Section. The Company, through the Tax Matters Member, may similarly cooperate with and monitor any audit by any other governmental authority and prepare and file protests or other appropriate responses to such audits. All costs incurred in connection with the foregoing activities, including legal and accounting costs, shall be borne by the Company. Any additional expenses with respect to judicial review of adverse determinations in connection with any such tax audits or the defense of any Member against any claim asserted by the Internal Revenue Service or other tax authority of additional tax liability arising out of its ownership of its interest in the Company shall be borne by the Member who wishes to proceed with such judicial review or defense. Notwithstanding the foregoing, (i) the Non-Managing Members retain all of their rights under the Code and Treasury Regulations to participate in any proceeding with the Internal Revenue Service or with any relevant governmental authority; and (ii) no Member shall extend the statute of limitations or enter into any settlement or agreement with any governmental authority that would adversely impact the Non-Managing Members without its prior consent.
(c)    All of the Members shall file their separate federal, State and local income tax returns strictly in accordance with the information provided to them on the Schedule K-1 furnished by the Company and no Member shall file an IRS Form 8082 with respect to any “partnership item” of the Company (as that term is defined in Section 6231(a)(3) of the Code) unless the Member desiring to file IRS Form 8082 (the “Filing Member”) (i) notifies the other Members thereof in writing (the “8082 Notice”) at least thirty (30) days before filing that the Member intends to file an IRS Form 8082 with respect to a partnership item attributable to the Company, and provides an opinion from a nationally recognized law firm or public accounting firm (expert in such matters) issued to such Member, at such member’s expense, that the position set forth in the proposed Form 8082 is, more likely than not, the correct position with respect to the tax treatment of such partnership item, and (ii) engages in good faith discussions with the other Members in an effort to resolve the differences among them with respect to the relevant partnership item. If such discussions have not resulted in an amicable resolution within ten (10) days after the 8082 Notice, each Member shall designate a representative of its senior management to meet in person and to exercise all diligent efforts, acting in good faith, to resolve such differences within thirty (30) days after the 8082 Notice. If such meeting or meetings do not result in agreement among the Members within such thirty (30)-day period, the Filing Member shall have the right to file the IRS Form 8082 with respect to the partnership item identified in the 8082 Notice. Notwithstanding the foregoing, neither Comcast nor its Affiliate that is a Member shall be precluded from filing the 8082 Notice on account of the limitations of this Section 10.05(c) solely because such Member did not receive its Form K-1 from the Company on or before April 15th of the applicable year and the only reason for filing the 8082 Notice is that the partnership items attributable to the Company reported on its income tax return are based on estimates.
(d)    During such time as the Company has more than one Member for tax purposes, neither the Company nor any Member shall take any action, including making any election, that would result in the Company being taxed as other than a “partnership” for federal income tax purposes.
10.06.    Certain Elections. In the event that a distribution of any of the Company’s assets is made in the manner provided in Code Section 734, where a transfer of an interest in the Company permitted by this Agreement is made in the manner provided in Code Section 743, or in any other circumstance permitting an election to be made under Section 754 of the Code, then, upon the request and at the expense of any Member, the Company shall file an election under Code Section 754, in accordance with procedures set forth in the applicable Regulations. The Members’ Capital Accounts shall be adjusted in accordance with Regulations Section 1.704-1(b)(2)(iv)(m). Each Member shall provide the Company with all information necessary to give effect to any election under Code Section 754.
10.07.    Certain Tax Accounting Matters. [***].
10.08.    Reserves. The Managing Member may establish reserves consistent with the Annual Plan, for the purposes and requirements as may be required by any secured lender providing financing for the Properties or as the Members may otherwise deem appropriate (the “Reserve Accounts”). The Reserve Accounts will be increased by any deposits thereto from time to time of amounts of the revenues of the Company from operations, the net proceeds from capital transactions, and contributions and other sources, before any distributions of such amounts to the Members, as determined to be reasonably necessary by the Members. Such Reserve Accounts may be charged with any expenditure for the operation of the Company or the Property that is consistent with the purposes for which such Reserve Accounts were established, whether such items are treated as current expense deductions or as capital expenditures under generally accepted accounting principles to the extent provided for in the Annual Plan or Approved Project Budget (including variances provided for in the Development Agreement) or agreed to by the Members. Nothing contained in this Section 10.08 shall in any way limit or restrict the right of the Members to use other assets or funds of the Company (other than deposits to the Reserve Accounts) for any such expenditures.
10.09.    Annual Plan. The proposed Annual Plan shall be submitted to the Company by Four Seasons in accordance with the Hotel Management Agreement and shall not be deemed final until approved by both Members. In any case in which one Member approves a proposed Annual Plan, and the other Member does not approve such proposed Annual Plan, the disapproving Member shall have the right to object to the Annual Plan on behalf of the Hotel Owner in accordance with the terms of the Hotel Management Agreement. If neither Member approves the proposed Annual Plan, but the basis of the Members’ disapproval is different, the Members shall work together in good faith to provide a unified response to the proposed Annual Plan and a unified position with respect to any dispute resolution process under the Hotel Management Agreement; provided that, if the Members fail to reach a unified position, either or both Members may present their positions in any such dispute process, and will cooperate in good faith to permit all positions to be heard.
ARTICLE XI
TRANSFER OF MEMBERSHIP INTERESTS
11.01.    Transfer. This Article XI shall be subject to the restrictions on Transfers set forth in the Hotel Management Agreement.
(c)    The term “Transfer,” when used with respect to a Membership Interest, shall include any sale, assignment, gift, bequest, succession through intestacy, pledge, hypothecation, mortgage, exchange, or other disposition of the Membership Interest or any issuance, sale, assignment, gift, bequest, succession through intestacy, pledge, hypothecation, mortgage, exchange, or other disposition of any direct or indirect ownership interest in a Member. Notwithstanding the foregoing, the term “Transfer” shall not include the issuance, sale, assignment, gift, bequest, succession through intestacy, pledge, hypothecation, mortgage, exchange, or other disposition of any beneficial interests in (i) Liberty, (ii) LPT, (iii) any Liberty Merger Successor (as defined below), (iv) any publicly-traded Affiliate of a Liberty Merger Successor, (v) Comcast, (vi) any Comcast Merger Successor (defined below), or (vii) any publicly-traded Affiliate of a Comcast Merger Successor.
(d)    Except as provided in Article VIII, Sections 11.02 and 11.03, no Member may enter into or suffer to occur a Transfer, in whole or in part, directly or indirectly, without the approval of all Members. Any Transfer or purported Transfer of any Membership Interest not made in accordance with this Agreement shall be null and void and in breach of this Agreement.
11.02.    Transfers of Membership Interests to Affiliates. The following Transfers shall be permitted upon written notice to the other Members but without the need for the consent of any other Member:
(i)    Transfers of direct or indirect Membership Interests to (A) Comcast, (B) an Affiliate of Comcast, or (C) any successor to Comcast or its Affiliates (or any Affiliate of such successor) resulting from a merger, consolidation, sale of all or substantially all of the assets or beneficial interests, or similar fundamental corporate transaction, affecting Comcast and/or its Affiliates (in any such case under this clause (C), a “Comcast Merger Successor”)
(ii)    Transfers of direct or indirect Membership Interests to (A) Liberty, (B) an Affiliate of Liberty, or (C) any successor to Liberty or its Affiliates (or any Affiliate of such successor) resulting from a merger, consolidation, sale of all or substantially all of the assets or beneficial interests, or similar fundamental corporate transaction, affecting Liberty and/or its Affiliates (in any such case under this clause (ii), a “Liberty Merger Successor”).
11.03.    Transfers of Membership Interests to Third Party. Subject to the Right of First Offer granted to the Members pursuant to this Section 11.03, Comcast and Liberty shall each have the right after the Standstill Period to Transfer all, but not less than all, of its entire Membership Interest to a Third-Party Purchaser.
(c)    Right of First Offer. Comcast and Liberty shall each have a right of first offer (a “Right of First Offer”) to purchase the other Member’s Membership Interests in accordance with this Section 11.03. If either Liberty or Comcast desires to Transfer its Membership Interest to a third party (such electing party being referred to herein as the “Offeror Member”), the Offeror Member shall deliver to the other Member (the “Offeree Member”) a written offer (an “Offer”) pursuant to which the Offeror Member will offer to [***] of such Membership Interest to the Offeree Member for the Purchase Price, provided, however, that for purposes of this Section 11.03, in determining the Fair Market Value, the [***]. Within ten (10) Business Days after delivery by the Offeror Member to the Offeree Member of the Offer, the Offeror Member shall initiate the Appraisal Process. The Offeree Member shall notify the Offeror Member in writing, not later than ninety (90) calendar days following the Final Appraisal Date, as to whether it desires to purchase such Membership Interest (or in the case of an Offer made by Comcast to Liberty, whether Liberty elects to exercise its Tag-Along Right pursuant to Section 11.03(d)) (any failure on the part of the Offeree Member to respond in writing to the Offer within such ninety (90) calendar day period to be deemed to constitute an election on the part of the Offeree Member not to purchase, and in the case of an Offer made to Liberty, an election not to exercise the Tag-Along Right). If the Offeree Member shall elect (or shall be deemed to have elected) not to purchase such Membership Interest, the Offeror Member shall be entitled, at any time during the twelve month period immediately following such election (or deemed election) (the “Outside Third-Party Sale Date”), to sell such Membership Interest, at a price not less than [***] percent ([***]%) of the Purchase Price. If the Offeror Member shall be entitled, pursuant to this Section, to sell such Membership Interest, but shall fail to effect such sale prior to the Outside Third-Party Sale Date, then (1) the Offeror Member shall be obligated to re-offer such Membership Interest to the Offeree Member in accordance with the applicable provisions of this Section 11.03(a) above prior to selling such Membership Interest to a Third-Party Purchaser and (2) the Offeror Member shall have no right to initiate a sale of its Membership Interests to a Third-Party Purchaser or make an Offer or exercise a Call Right or Put Right (whichever is applicable) for a period of two (2) years after the Outside Third-Party Sale Date. If the Offeror Member shall be entitled, pursuant to this Section 11.03(a), to sell such Membership Interest, but desires to sell such Membership Interest for less than [***] percent ([***]%) of the Purchase Price, the Offeror Member shall be obligated to re-offer such Membership Interest to the Offeree Member at such lesser price, in which event the Offeree Member shall respond within sixty (60) calendar days after such re-offer. If the Offeree Member shall timely accept the Offer, the Offeror Member shall Transfer the subject Membership Interest to the Offeree Member (or if the Comcast Tenancy Requirement is satisfied, any designee of the Offeree Member that is not a Competitor of Comcast), and the Offeree Member shall accept such Membership Interest and assume the associated obligations hereunder, on the terms set forth in the Offer and otherwise in accordance with the provisions of Section 8.05 hereof, as if the Offeror Member were the Selling Member and the Offeree Member were the Purchasing Member with the same force and effect as if such provisions had been set forth in the Offer in their entirety. No designation by the Offeree Member to a third party shall relieve the Offeree Member of its obligations for the payment of the Purchase Price or other obligations of the Offeree Member hereunder.
(d)    No Transfers to Competitors. Concurrently with its delivery of the Offer to the Offeree Member, the Offeror Member shall inform the Offeree Member as to whether the Offeror Member has determined the Person or Persons to which it intends to sell or offer to sell its Membership Interest if the Offeree Member declines to purchase, and if so, shall identify such Person or Persons to the Offeror Member with reasonable specificity. Except for a sale of 100% of the Membership Interests of all Members to a Third-Party Purchaser in accordance with Section 11.03(c) or 11.03(d) below, neither party shall have the right to Transfer its Membership Interests to a Competitor of the Offeree Member.
(e)    Drag Along Right. If Comcast desires to Transfer its Membership Interests to a Third-Party Purchaser pursuant to this Section 11.03 and Liberty does not elect to accept the Offer pursuant to Section 11.03(a), Comcast shall have the right, in its sole and absolute discretion, to require Liberty (“Drag Along Right”) to sell all its Membership Interests to such Third-Party Purchaser (or to vote in favor of any merger, sale of assets or other transaction which would effect such a sale) for the same consideration per Membership Interest and pursuant to the same terms and conditions with respect to payment for the Membership Interests as agreed to by Comcast. In such case, Comcast shall give written notice of its exercise of the Drag Along Right within thirty (30) days after Liberty elects (or is deemed to elect) to not exercise its Right of First Offer, setting forth (a) the consideration to be received by the Members, (b) the identity of the Third-Party Purchaser, (c) any other material items and conditions of the proposed Transfer, and (d) the date of the proposed Transfer. Liberty shall take all reasonably necessary actions, as requested by Comcast to consummate such Transfer of Membership Interests pursuant to the exercise of the Drag Along Right.
(f)    Tag-Along Right. If Comcast desires to Transfer its Membership Interests to a Third-Party Purchaser, Liberty shall have the right (but not the obligation, except as set forth in Section 11.03(c) above), in its sole and absolute discretion (the “Tag Along Right”) to participate in such Transfer, by delivering written notice to Comcast within sixty (60) calendar days following the determination of the appraised value pursuant to Section 11.03(a). Upon receipt of such notice of election, Comcast shall use commercially reasonable efforts to obtain the agreement of the prospective Third-Party Purchaser to purchase Liberty’s Membership Interests and shall otherwise take all reasonably necessary actions to consummate such Transfer of Membership Interests pursuant to the exercise of the Tag Along Right. If the prospective purchaser does not agree to purchase all of Comcast’s Membership Interests and Liberty’s Membership Interests, Comcast and Liberty shall be entitled to sell to the prospective purchaser, for the same consideration per Membership Interest and pursuant to the same terms and conditions, Membership Interests equal to the product of (a) such Member’s Percentage Interest multiplied by (b) the Percentage Interest held by Comcast immediately prior to such sale. By way of example only, if at the time of such proposed sale, Comcast holds an 80% Percentage Interest and Liberty holds a 20% Percentage Interest, then if the proposed purchaser declines to purchase Liberty’s Membership Interest, Comcast shall be entitled to Transfer to such Third-Party Purchaser 80%*80% = a 64% Membership Interest and Liberty shall be entitled to Transfer to such Third-Party Purchaser 20%*80% = a 16% Membership Interest. Comcast shall not be permitted to Transfer, and shall not Transfer, all or any portion of its Membership Interests to the prospective purchaser under this paragraph if the prospective purchaser declines to allow the participation of the Liberty.
(g)    Sale of Equity Interests Only. If Liberty shall sell its Membership Interests to a Third-Party Purchaser pursuant to this Section 11.03, such Third-Party Purchaser shall acquire Liberty’s equity interests only, shall not become the Managing Member unless Comcast agrees in writing in its sole discretion, and Comcast shall have the right to designate the Managing Member of the Company.
(h)    Rescission Right. Notwithstanding anything set forth in this Agreement to the contrary, the Offeror Member shall have the right to rescind its Offer by providing written notice to the Offeree Member within thirty (30) days after the Final Appraisal Date. If the Offeror Member so elects to rescind its Offer, then (1) the Offeror Member shall pay 100% of the costs of the Qualified Appraisers and (2) the Offeror Member shall not have the right to make an Offer or exercise a Call Right or Put Right (whichever is applicable) for a period of two (2) years after the date of such rescission of the Offer.
11.04.    Intentionally Omitted.
11.05.    Withdrawal of a Member. A Member may voluntarily withdraw from the Company only upon a Transfer of all of such Member’s Membership Interest in accordance with this ARTICLE XI.
11.06.    Admission of Transferee as a Member. Any Person to whom any portion or all of a Membership Interest has been transferred pursuant to Section 11.02 or 11.03 shall be admitted as a substituted Member as a result of such transfer to the extent of the Membership Interest so transferred only upon the satisfaction of all of the following conditions:
(a)    Such transferee’s written acceptance of, and written agreement to be bound by, all of the terms and provisions of this Agreement;
(b)    Reasonable evidence of the authority of such transferee to become a Member and to be bound by all of the terms and provisions of this Agreement; and
(c)    The approval of any third party lender if required by any loan documents entered into by the Company.
Anything herein to the contrary notwithstanding, any transferee who does not become a substituted Member shall be only entitled to receive the share of Profits, Losses and distributions of the Company to which the transferor was entitled with respect to the Membership Interest so transferred, and shall not have any right to vote on, consent to, approve or otherwise take part in any decision of the Members, or to any of the other rights associated with the ownership of such Membership Interest.
11.07.    Admission of Additional Members. No Person may be admitted as an additional Member without the unanimous approval of the Members.
ARTICLE XII
DISSOLUTION AND LIQUIDATION
12.01.    No Dissolution, etc. The Company shall not be dissolved by the admission of any new or additional Member, and the Members hereby waive any right they may have to seek a partition of the Company assets or to dissolve the Company except in accordance with this Agreement.
12.02.    Events Causing Dissolution. Subject to Section 12.03, the Company shall be dissolved and its affairs wound up upon the occurrence of any of the following events:
(i)    The sale or other disposition by the Company of all or substantially all of the Company’s assets and the collection of all amounts derived from any such sale or other disposition, including all amounts payable to the Company under any promissory notes or other evidences of indebtedness taken by the Company in connection with such sale or other disposition (unless the Managing Member shall elect, with the approval of the Non-Managing Members, to distribute such indebtedness to the Members in liquidation); or
(j)    The occurrence of any event not specified above that, under the Act or other applicable laws, would cause the dissolution of the Company or that would make it unlawful for the business of the Company to be continued.
12.03.    Rights to Continue Business of Company. Upon an event described in Sections 12.02(a) or 12.02(b) (but not an event described in Section 12.02(b) that makes it unlawful for the business of the Company to be continued), the Company thereafter shall be dissolved and liquidated unless, within 90 days after the event described in such Section, an election to reconstitute and continue the business of the Company shall be made in writing by all of the Members.
12.04.    Dissolution. Except as otherwise provided in Section 12.02 and Section 12.03, upon the dissolution of the Company, the Managing Member shall promptly notify the Members of such dissolution.
12.05.    Liquidation.
(d)    Except as otherwise provided in Section 12.03, upon the dissolution of the Company, the Managing Member (or other Person responsible for winding up the affairs of the Company) shall proceed without any unnecessary delay to sell or otherwise liquidate the Company’s assets and pay or make due provision for the payment of all debts, liabilities, and obligations of the Company.
(e)    After adequate provision has been made for the payment of all debts, liabilities, and obligations of the Company, the Managing Member (or other Person responsible for winding up the affairs of the Company) shall distribute the net liquidation proceeds to the Members in accordance with ARTICLE VI;
12.06.    Reasonable Time for Winding Up. A reasonable time shall be allowed for the orderly winding up of the business and affairs of the Company and the liquidation of its assets pursuant to Section 12.05 in order to minimize any losses otherwise attendant upon such a winding up.
12.07.    Termination of Company. Except as otherwise provided in this Agreement, the Company shall terminate when all of the Company’s assets shall have been converted into cash and the net proceeds therefrom, as well as any other liquid assets of the Company, after payment of or due provision for the payment of all debts, liabilities, and obligations of the Company, shall have been distributed to the Members as provided for in Section 12.05, and all instruments recorded or filed in the manner required by the Act.
ARTICLE XIII
MISCELLANEOUS PROVISIONS
13.01.    Additional Actions and Documents. Each Member shall take or cause to be taken such further actions and shall execute, acknowledge, deliver, and file such further documents and instruments, and use reasonable efforts to obtain such consents, as may be necessary or as may be reasonably requested in order to maintain the Company pursuant to the terms and conditions of this Agreement.
13.02.    Notices.
(e)    Except as set forth in Section 13.02(b), wherever in this Agreement it shall be required or permitted that notice or demand be given or served or consent or approval given by either party to this Agreement to or on the other party, such notice or demand or consent or approval shall be deemed to have been duly given or served if in writing and either: (i) personally served with receipt of delivery; (ii) delivered by pre-paid nationally recognized overnight courier service (e.g. Federal Express) with evidence of receipt required for delivery; (iii) forwarded by Registered or Certified mail, return receipt requested, postage prepaid or (iv) by e-mail or facsimile transmission (at the email address or facsimile number set forth below, with the original to be sent the same day by one of the methods provided in clauses (i), (ii) or (iii) above); in all such cases addressed to the parties at the addresses set forth below in this Section 13.02. Each notice which shall be hand delivered, sent by e-mail or facsimile or mailed in the manner described shall be deemed sufficiently given, served, sent, received, or delivered for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, or the affidavit of messenger being deemed conclusive (but not exclusive) evidence of such delivery or at such time as delivery is refused by the addressee upon presentation) if received prior to 5:00 pm local time on a Business Day, or if received at any other time, then on the next Business Day. Subject to the above, all notices shall be addressed as follows, or to such other address as any Member may specify for itself by written notice given in accordance with this Section::
(v)    If to the Company, at the Company’s principal office, with copies to each Member;
(vi)    If to the Managing Member:

c/o Liberty Property Trust
Eight Penn Center - Suite 1100
1628 John F. Kennedy Boulevard
Philadelphia, PA 19103
Attn: [***]
Fax No: [***]
E-Mail: [***]

with a copy to:
Liberty Property Trust
500 Chesterfield Parkway
Malvern, PA 19355
Attn: [***]
Fax No: [***]
E-Mail: [***]
and:
Cozen O’Connor
1900 Market Street
Philadelphia, PA 19103
Attn: [***]
Fax No: [***]
E-Mail: [***]
(vii)    If to Comcast:

c/o Comcast Corporation
One Comcast Center
Philadelphia, PA 19103
Attn: [***]
Fax No: [***]
E-Mail: [***]
with a copy to:
Comcast Corporation
1701 John F. Kennedy Boulevard
Philadelphia, PA 19103
AAttn: [***]
Fax No: [***]
E-Mail: [***]

and
Ballard Spahr LLP
1735 Market Street- 51st Floor
Philadelphia, PA 19103
Attn: [***]
Fax No: [***]
E-Mail: [***]
(f)    Wherever it shall be required or permitted that notice or demand be given or served or consent or approval given by either party to this Agreement to or on the other party with respect to (1) a Call for Development Capital made in accordance with the Approved Project Budget, (2) a Call for Capital made in accordance with an Annual Plan, (3) or approval of the Annual Plan or changes thereto, such notice or demand or consent or approval shall be deemed to have been duly given or served if made pursuant to the notice provisions set forth in Section 13.02(a) above or via e-mail to the following addresses (or to such other e-mail address as any Member may specify for itself by written notice given in accordance with Section 13.02(a)) and shall be deemed given on the date upon which the e-mail is sent, if received prior to 5:00 pm local time on a Business Day, or if received at any other time, then on the next Business Day:
(iii)    If to the Managing Member:

c/o Liberty Property Trust
Attn: [***]
E-Mail: [***]

with a copy to:
c/o Liberty Property Trust
Attn: [***]
E-Mail: [***]

(iv)    If to Comcast:

c/o Comcast Corporation
Attn: [***]
E-Mail: [***]

with a copy to:

c/o Comcast Corporation
Attn: [***]
E-Mail: [***]
13.03.    Survival and Reliance. All covenants, agreements, statements, representations, warranties, and indemnities made in this Agreement shall survive the execution and delivery of this Agreement and the termination of the Company, and may be relied upon by each of the Members.
13.04.    Waivers. Except as otherwise provided herein, neither the waiver by a Member of a breach of or a default under any of the provisions of this Agreement, nor the failure of a Member, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right, remedy, or privilege hereunder shall thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any such provisions, rights, remedies, or privileges hereunder.
13.05.    Exercise of Rights. Except as expressly provided herein, no failure or delay on the part of a Member or the Company in exercising any right, power, or privilege hereunder and no course of dealing between the Members or between a Member and the Company shall operate as a waiver thereof and no single or partial exercise of any right, power, or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise provided herein, any Member shall have the right to seek specific performance of the duties and obligations set forth in this Agreement. The rights and remedies herein are cumulative and not exclusive of any other rights or remedies which a Member or the Company would otherwise have at law or in equity or otherwise.
13.06.    Binding Effect. Subject to any provisions hereof restricting assignment, this Agreement shall be binding upon and shall inure to the benefit of the Members and their respective successors and assigns.
13.07.    Limitation on Benefits of this Agreement. No person or entity other than the Members is or shall be entitled to bring any action to enforce any provision of this Agreement against any Member or the Company. All covenants, undertakings, and agreements set forth in this Agreement shall be solely for the benefit of, and shall be enforceable only by, the Members (or their respective successors and assigns as permitted hereunder).
13.08.    Amendment Procedure. Any amendment to this Agreement shall be in writing and require the unanimous approval of all of the Members.
13.09.    Entire Agreement. This Agreement, including the Exhibits and Schedules hereto (which are hereby incorporated by this reference), supersedes any prior discussions, proposals, negotiations and discussions between the parties, including, without limitation, the Letter Agreements and the JV Term Sheet (to the extent applicable to the Property), and this Agreement and the Development Agreement contain all the agreements, conditions, understandings, representations and warranties made between the parties hereto with respect to the subject matter hereof, and may not be modified orally or in any manner other than by an agreement in writing signed by both parties hereto or their respective successors in interest.
13.10.    Gender. As used in this Agreement, the word “Person” shall mean and include, where appropriate, an individual, corporation, partnership, limited liability company or other entity; the plural shall be substituted for the singular, and the singular for the plural, where appropriate; and the words of any gender shall mean to include any other gender
13.11.    Captions. Marginal captions, titles or exhibits and riders and the table of contents in this Agreement are for convenience and reference only, and are in no way to be construed as defining, limiting or modifying the scope or intent of the various provisions of this Agreement.
13.12.    Governing Law. This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of Delaware (but not including the choice of law rules thereof).
13.13.    Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which when taken together shall be deemed to be one and the same instrument.
13.14.    Telefax Signatures. The parties acknowledge and agree that notwithstanding any law or presumption to the contrary a telefaxed or electronic signature of either party whether upon this Agreement or any related document shall be deemed valid and binding and admissible by either party against the other as if same were an original ink signature.
13.15.    Insurance. The Company shall maintain insurance on the Property of such types and in such amounts and with such insurers as the Managing Member shall reasonably determine, in compliance with the requirements of any Financing Documents in effect from time to time. All liability insurance policies shall name the Company and all the Members as named insureds. Upon the request of any Member, the Managing Member shall provide a copy of the certificate of insurance listing the coverages maintained by the Company.
13.16.    Attorneys’ Fees. Unless otherwise provided herein in any specific instance, including, without limitation below in this Section 13.16, each party shall bear and pay all out-of-pocket costs, charges and expenses, including the fees and out of pocket expenses of counsel, agents and others retained by such party, incurred by such party in any litigation, negotiation or transaction in which such party becomes involved or concerned, without reimbursement from the other party. If either party incurs any reasonable expenses, including, but not limited to, reasonable attorneys’ fees, relating to enforcing the provisions of this Agreement or pursuing any default hereunder, provided that such party is the Prevailing Party in a legal action, arbitration or proceeding against the other party, then the losing party agrees to reimburse the Prevailing Party for all such expenses. Notwithstanding any provision in this Agreement to the contrary, the terms “attorney’s fees” and “Attorney’s Fees” wherever used in this Agreement shall mean (but shall mean only) the reasonable charges for services actually performed and rendered by independent, outside legal counsel.
13.17.    Confidentiality. Each party acknowledges that, during the course of the transactions outlined herein and the implementation of such transactions and during the existence of the Company, each of the parties may obtain from the other and from the Company certain information and documents concerning the other party and the Company and their respective financial resources, the other parties’ plans for development (including development of the Property) and its business needs or objectives, and other matters that are the proprietary and valuable information of the other party, the disclosure or unauthorized use of which may cause irreparable harm to the other party (the “Information”). Each party agrees to keep the Information confidential, not to disclose the Information to any other person except (i) as required (in the determination of the disclosing party based on advice of counsel) by law, regulation or rule of any applicable securities exchange or trading system, court or government agency, (ii) as reasonably required to pursue governmental approvals, permits, incentives and other cooperation in connection with the Project, (iii) to its professional advisors and those persons within its organization having a reasonable need for such information, and (iv) as contemplated by this Agreement or the other documents contemplated hereby. Each party agrees not to use the Information except in connection with the Project. Except as required by law or as contemplated by this Agreement and the other documents contemplated hereby, neither party will disclose to any person the fact that the Information has been made available. Each party shall ensure that all of its representatives to which information is made available under this Agreement are subject to confidentiality duties substantially similar to those set forth herein and each party shall be responsible for any breach of this Section 13.17 by any of its representatives
13.18.    Severability. If any provisions of this Agreement shall be held to be invalid, void or unenforceable, the remaining provisions hereof shall in no way be affected or impaired and such remaining provisions shall remain in full force and effect, unless by its nature such provision is of the essence of this Agreement and its invalidity, voidance or unenforceability shall so impair the rights or obligations of the parties as to defeat the mutuality of the covenants of this Agreement.
13.19.    Member Estoppel Certificates. Upon the written request of a Member, the other Member shall, within fifteen (15) calendar days of its receipt of such request, execute and deliver a written statement certifying: (A) that this Agreement is unmodified and in full force and effect (or, if modified, that this Agreement is in full force and effect as modified and stating any and all modifications), (B) to the actual knowledge of the certifying Member, that such Member is not in default hereunder, in each case except as specified in such statement, (C) that to the actual knowledge of the certifying Member, no event has occurred which with the passage of time or the giving of notice, or both, would ripen into a default hereunder, except as specified in such statement, and (D) as to the then current balances of the certifying Member’s accounts provided for herein. Such written statement may be relied upon by a Member’s prospective purchasers, investors or lenders.
13.20.    Calculation of Time. In computing any period of time prescribed or allowed by any provision of this Agreement, the day of the act, event or default from which the designated period of time begins to run shall not be included. The last day of the period so computed shall be included, unless it is not a Business Day, in which event the period runs until the end of the next day which is a Business Day. Unless otherwise provided herein, all notice and other periods expire as of 5:00 p.m. (local time in Philadelphia, Pennsylvania) on the last day of the notice or other period.
13.21.    Time of the Essence. Time is of the essence in all provisions of this Agreement, including all notice provisions to be performed by or on behalf of any Member.
13.22.    Exhibits. Each and every document or other writing which is referred to herein as being attached hereto or is otherwise designated herein as an exhibit hereto is hereby made a part hereof.
13.23.    Payment of Costs. The Members shall each bear their respective costs and expenses (including attorney’s fees) incurred in connection with the processing and documentation of any other requests for the other party’s approval or consent or waivers or other responses in connection with any other matters for which a Member’s consent is required or sought under this Agreement, subject to and provision hereof expressly providing for reimbursement or indemnification of such costs by the other party in any specific instance.
13.24.    Non-Disparagement. Neither party shall, in any public statement made or promoted by it or its Affiliates, disparage the other party or its Affiliates with respect to the acquisition, lease, ownership, development, use or occupancy of the Project, or any prospective location which either Member may propose, from time to time, to own, lease or develop, or at which it may propose to operate its business activities; provided, however, that nothing in this Section 13.24 shall prevent Comcast from objecting or opposing a development by Liberty or its Affiliates that would adversely impact an existing facility owned or leased by Comcast or its Affiliates.
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IN WITNESS WHEREOF, each of the undersigned has caused this Limited Liability Company Operating Agreement to be duly executed on its behalf, as of the day and year first above set forth.
COMCAST
COMCAST CORPORATION, a Pennsylvania corporation
By: /s/ Arthur R. Block
Name: Arthur R. Block
Title: Senior Vice President
LIBERTY:
LIBERTY PROPERTY DEVELOPMENT COMPANY IV-S, LLC, a Delaware limited liability company
By:    /s/ George J. Alburger, Jr.
    Name: George J. Alburger, Jr.
    Title:     Executive Vice President and Chief Financial Officer
By:    /s/ John S. Gattuso
    Name: John S. Gattuso
    Title:     Senior Vice President and Regional Director
JOINDER OF LIBERTY PROPERTY LIMITED PARTNERSHIP

Liberty Property Limited Partnership, a Pennsylvania limited partnership, intending to be legally bound, hereby joins in this Limited Liability Company Operating Agreement for the purpose of guaranteeing the obligations of the Managing Member as set forth in Section 4.09 and Section 7.02(e).

LIBERTY PROPERTY LIMITED PARTNERSHIP

By:        Liberty Property Trust, its general partner

By: /s/ George J. Alburger, Jr.
Name:    George J. Alburger, Jr.

Title:	Chief Financial Officer and Executive Vice President

By: /s/ John S. Gattuso
Name:    John S. Gattuso
Title:    Senior Vice President and Regional Director

[signature page to Joinder to Limited Liability Company Operating Agreement of 18A Hotel LLC]

SCHEDULE 3.04
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